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               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
                                     AMONG
                               MANOR CARE, INC.,
                     HEALTH CARE AND RETIREMENT CORPORATION
                                      AND
                            CATERA ACQUISITION CORP.
                           DATED AS OF JUNE 10, 1998
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                               TABLE OF CONTENTS

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                                                                       PAGE
                                                                       ----
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ARTICLE I. THE MERGER................................................   4
     1.1. Effective Time of the Merger...............................   5
     1.2. Effect of the Merger.......................................   5
     1.3. Certificate of Incorporation; Bylaws.......................   5
     1.4. Directors and Officers.....................................   5
ARTICLE II. CONVERSION OF SECURITIES.................................   5
     2.1. Conversion of Capital Stock................................   5
     2.2. Exchange of Certificates...................................   6
ARTICLE III. CLOSING.................................................   8
     3.1. Generally..................................................   8
     3.2. Deliveries at the Closing..................................   8
ARTICLE IV. REPRESENTATIONS AND WARRANTIES...........................   8
     4.1. Representations and Warranties of Manor Care...............   8
     4.2. Joint and Several Representations and Warranties
      of HCR and Merger Sub..........................................  18
ARTICLE V. CONDUCT OF BUSINESS BEFORE THE EFFECTIVE TIME.............  27
     5.1. Conduct of Manor Care......................................  27
     5.2. Conduct of HCR.............................................  29
     5.3. Cooperation................................................  31
ARTICLE VI. ADDITIONAL COVENANTS.....................................  31
     6.1. No Solicitation............................................  31
     6.2. Joint Proxy Statement; Registration Statement..............  32
     6.3. Access to Information......................................  33
     6.4. Stockholders' Meetings.....................................  33
     6.5. Legal Conditions to Merger.................................  33
     6.6. Tax-Free Reorganization....................................  34
     6.7. Pooling Accounting.........................................  34
     6.8. Affiliate Agreements.......................................  34
     6.9. NYSE Listing...............................................  34
     6.10. Restricted Stock Plans....................................  34
       At the Effective Time, each outstanding Manor Care
        Award, whether vested or unvested, shall be assumed
        by HCR, except that each Manor Care Award shall
        apply to that number of whole shares of HCR Common
        Stock equal to the product of the number of shares
        of Manor Care Common Stock that were subject to such
        award immediately prior to the Effective Time
        multiplied by the Exchange Ratio and rounded to the
        next highest whole number of shares of HCR Common
        Stock........................................................  34
     6.11. Consents; Other Approvals.................................  35
     6.12. Reports...................................................  35
     6.13. Additional Agreements; Reasonable Best Efforts............  35
     6.14. Confidentiality Agreement.................................  35
     6.15. Stock Option Agreements...................................  35
     6.16. Stockholder Litigation....................................  35
     6.17. Pooling Letters...........................................  35
     6.18. Post-Merger HCR Corporate Governance......................  36
     6.19. Name Change...............................................  36

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ARTICLE VII. CONDITIONS PRECEDENT...........................           37
     7.1. Conditions to Each Party's Obligation To Effect
      the Merger............................................           37
     7.2. Additional Conditions to Obligations of HCR and
      Merger Sub............................................           38
     7.3. Additional Conditions to Obligations of Manor
      Care..................................................           38
ARTICLE VIII. CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE
  TIME......................................................           39
     8.1. Employee Matters..................................           39
     8.2. Indemnification...................................           40
     8.3. Directors and Officers Liability Insurance........           40
ARTICLE IX. TERMINATION.....................................           40
     9.1. Termination.......................................           40
     9.2. Effect of Termination.............................           41
     9.3. Fees and Expenses.................................           42
ARTICLE X. MISCELLANEOUS PROVISIONS.........................           43
     10.1. Termination of Representations and Warranties....           43
     10.2. Amendment and Modification.......................           43
     10.3. Waiver of Compliance; Consents...................           43
     10.4. Press Releases and Public Announcements..........           44
     10.5. Notices..........................................           44
     10.6. Assignment.......................................           44
     10.7. Interpretation; Glossary.........................           44
     10.8. Governing Law....................................           47
     10.9. Counterparts.....................................           47
     10.10. Headings; Internal References...................           47
     10.11. Entire Agreement................................           47
     10.12. Severability....................................           47
     10.13. Equitable Remedies..............................           47
     10.14. Disclosure Schedules............................           48

EXHIBITS
     A    Form of Voting Agreement
     B-1  Form of HCR Stock Option Agreement
     B-2  Form of Manor Care Stock Option Agreement
     C    Form of Manor Care Affiliate Agreement
     D    Form of HCR Affiliate Agreement
     E    Form of Registration Rights Agreement
     F    Amendment to Manor Care Rights Agreement
     G    Amendment to HCR Rights Agreement

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

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated as of June 10, 1998, among MANOR CARE, INC., a Delaware corporation ("Manor Care"), HEALTH CARE AND RETIREMENT CORPORATION, a Delaware corporation ("HCR"), and CATERA ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of HCR ("Merger Sub").

                                    RECITALS

     WHEREAS, the Board of Directors of each of the parties deems it desirable and in the best interests of the respective corporations and its stockholders that HCR and Manor Care combine to advance the long-term business interests of Manor Care and HCR and has approved this Agreement and the transactions contemplated hereby;

     WHEREAS, the strategic combination of Manor Care and HCR shall be effected by the terms of this Agreement through a transaction in which Merger Sub will merge with and into Manor Care, Manor Care will become a wholly owned subsidiary of HCR, and the stockholders of Manor Care will become stockholders of HCR (the "Merger");

     WHEREAS, it is intended that HCR will be renamed HCR Manor Care, Inc. upon consummation of the Merger for a period of one year and, thereafter, Manor Care, Inc. unless and until such name is changed by resolution of its Board of Directors;

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests;

     WHEREAS, contemporaneous with the execution of this Agreement, certain of the stockholders of Manor Care (the "Key Stockholders") have entered into an agreement in substantially the form of Exhibit A hereto (the "Voting Agreement") to vote all of their shares of Manor Care Common Stock in favor of the Merger;

     WHEREAS, contemporaneous with the execution of this Agreement, Manor Care and HCR are entering into Stock Option Agreements in substantially the form of Exhibit B-1 and Exhibit B-2 hereto (the "Stock Option Agreements" and, together with the Voting Agreement and the Registration Rights Agreement attached hereto as Exhibit E, the "Ancillary Agreements"), pursuant to which each of Manor Care and HCR will grant the other an option to purchase shares of Manor Care Common Stock and HCR Common Stock, respectively, under certain circumstances; and

     WHEREAS, the Board of Directors of each of HCR and Manor Care have approved this Agreement and each of the Ancillary Agreements to which such company is a party.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     1.1. Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger in such form as is required by the relevant provisions of the Delaware General Corporation Law ("DGCL") (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as early as practicable on the Closing Date. The Merger shall become effective upon the filing of the

Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as set forth in the Certificate of Merger (the "Effective Time").

     1.2. Effect of the Merger. As a result of the Merger, Merger Sub shall be merged with and into Manor Care and the separate corporate existence of Merger Sub shall cease and Manor Care shall continue as the surviving corporation (the "Surviving Corporation"). Upon becoming effective, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Manor Care and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Manor Care and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.3. Certificate of Incorporation; Bylaws. At the Effective Time, (i) the Certificate of Incorporation of Manor Care shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and shall be the Certificate of Incorporation of the Surviving Corporation, and (ii) the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, in each case until duly amended in accordance with applicable law.

     1.4. Directors and Officers. The officers of Manor Care immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                  ARTICLE II.

                           CONVERSION OF SECURITIES

     2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any shares of Manor Care Common Stock or capital stock of Merger Sub:

     (a) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and HCR-Owned Stock. All shares of common stock, par value $.10 per share, of Manor Care ("Manor Care Common Stock") that are owned by Manor Care as treasury stock and any shares of Manor Care Common Stock owned by HCR, Merger Sub or any other wholly-owned Subsidiary of HCR shall be canceled and retired and shall cease to exist and no stock of HCR or other consideration shall be delivered in exchange therefor. All shares of common stock, par value $.01 per share, of HCR ("HCR Common Stock") owned by Manor Care shall be unaffected by the Merger.

     (c) Exchange Ratio for Manor Care Common Stock. Subject to Section 2.2, each issued and outstanding share of Manor Care Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive 1.0 share (the "Exchange Ratio") of HCR Common Stock. All such shares of Manor Care Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which, immediately prior to the Effective Time, represented any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of HCR Common Stock and any cash in lieu of fractional shares of HCR Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

     (d) Exchange Of Options. As of the Effective Time, each holder of any outstanding stock options or stock appreciation rights granted by Manor Care or any of its subsidiaries (the "Exchange Awards"), whether or not vested, shall receive (subject to withholding or for other settlement of obligations concerning income taxes), in exchange for his other rights under such Exchange Awards, HCR Common Stock having a fair market value equal to the fair market value (as determined by Manor Care's outside auditor pursuant to a Black-Scholes based pricing formula using the risk free rate at the Effective Time, 27 1/2% volatility and

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

without giving consideration to the lack of transferability and the risk of forfeiture, and otherwise consistent with the methodology of the schedule provided by Manor Care to HCR on June 9, 1998 with respect to such matters) of his other Exchange Awards on the Effective Time. From and after the Effective Time, all such Exchange Awards shall be deemed canceled pursuant to this subsection (d).

     2.2. Exchange of Certificates. The procedures for exchanging certificates which, immediately prior to the Effective Time, represented outstanding shares of Manor Care Common Stock for HCR Common Stock pursuant to the Merger are as follows:

     (a) Exchange Agent. As of the Effective Time, HCR shall deposit with a bank or trust company designated by HCR and Manor Care (the "Exchange Agent"), for the benefit of the holders of shares of Manor Care Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of HCR Common Stock and the cash payable under Section 2.2(e) (such shares of HCR Common Stock, together with any dividends or distributions with respect thereto and any amounts to be paid pursuant to
Section 2.2(e), being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Manor Care Common Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Manor Care Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of HCR Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HCR and Manor Care may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of HCR Common Stock (plus cash in lieu of fractional shares, if any, of HCR Common Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of HCR Common Stock which such holder has the right to receive pursuant to the provisions of this Article II (and cash in lieu of fractional shares), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Manor Care Common Stock which is not registered in the transfer records of Manor Care, a certificate representing the proper number of shares of HCR Common Stock may be issued to a transferee if the Certificate formerly representing such Manor Care Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of HCR Common Stock and cash in lieu of any fractional shares of HCR Common Stock as contemplated by this Section 2.2.

     (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to HCR Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HCR Common Stock issuable upon surrender thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of HCR Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of HCR Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with respect to such whole shares of HCR Common Stock with a record date after the Effective Time and a payment date prior to their date of issuance to such holder, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of HCR Common Stock. Notwithstanding anything in this Agreement to the contrary, HCR agrees that from and after the Effective Time it will treat the shares of HCR

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Common Stock issuable in connection with the Merger as outstanding for purposes of notice, quorum and voting.

     (d) No Further Ownership Rights in Manor Care Common Stock. All shares of HCR Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection
(c) or (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Manor Care Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Manor Care on such shares of Manor Care Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.1) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Manor Care Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

     (e) No Fractional Shares. No certificate or scrip representing fractional shares of HCR Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of HCR. Notwithstanding any other provision of this Agreement, each holder of shares of Manor Care Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of HCR Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of HCR Common Stock multiplied by the average of the last reported sales prices of HCR Common Stock, as reported on the New York Stock Exchange, on each of the ten trading days immediately preceding the date of the Effective Time.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of Manor Care for 180 days after the Effective Time shall be delivered to HCR, upon demand, and any stockholders of Manor Care who have not previously complied with this Section
2.2 shall thereafter look only to HCR for payment of their claim for HCR Common Stock, any cash in lieu of fractional shares of HCR Common Stock and any dividends or distributions with respect to HCR Common Stock.

     (g) No Liability. Neither HCR nor Manor Care shall be liable to any former holder of shares of Manor Care Common Stock or HCR Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Withholding Rights. Each of HCR and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Manor Care Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation or HCR, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Manor Care Common Stock in respect of which such deduction and withholding was made by Surviving Corporation or HCR, as the case may be.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (and, following the termination of the Exchange Fund, HCR) will issue in exchange for such lost, stolen or destroyed Certificate the shares of HCR Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of HCR Common Stock deliverable in respect thereof pursuant to this Agreement.

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

     (j) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as referenced in Section 6.8) of Manor Care shall not be exchanged until HCR has received a Manor Care Affiliate Agreement from such Affiliate.

                                  ARTICLE III.

                                    CLOSING

     3.1 Generally. Subject to the conditions set forth in Article VII, the closing (the "Closing") of the Merger and the other transactions contemplated hereby shall occur as soon as practicable, but no more than five business days (unless Manor Care and HCR shall otherwise mutually agree) following the satisfaction or waiver (to the extent waivable under Article VII) of all conditions to the consummation of the Merger set forth in Article VII (the "Closing Date"). The Closing shall be held at the offices of Latham & Watkins in Chicago, Illinois or at such other place as Manor Care and HCR may mutually agree.

     3.2. Deliveries at the Closing. Subject to the conditions set forth in
Article VII, at the Closing:

     (a) There shall be delivered to HCR, Merger Sub, and Manor Care the certificates and other documents and instruments the delivery of which is required under Article VII; and

     (b) Manor Care and Merger Sub shall cause the Certificate of Merger to be filed as provided in Section 1.1 and shall take all other lawful actions necessary to cause the Merger to become effective.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

     4.1. Representations and Warranties of Manor Care. Except as qualified by the disclosure schedule delivered by Manor Care to HCR concurrently with the execution of this Agreement (the "Manor Care Disclosure Schedule") or as disclosed with reasonable specificity in the Public Subsidiary SEC Reports , filed prior to the date hereof, Manor Care represents and warrants to HCR and Merger Sub as set forth in this Section 4.1.

     (a) Organization, Standing, Qualification. Each of Manor Care and its Subsidiaries is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and corporate authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of Manor Care and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except those jurisdictions where failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect on Manor Care. Copies of the Certificate of Incorporation and Bylaws of Manor Care have been made available to HCR and are complete and correct as of the date of this Agreement. As used in this Agreement, the word "Subsidiary' means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have at least 35% of the economic interests in such partnership) or (ii) at least 35% of the securities or other interests having by their terms ordinary voting power to elect directors or other persons performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; provided further, that with respect to Manor Care, but without limiting the foregoing, "Subsidiaries" shall include Vitalink Pharmacy Services, Inc., a Delaware corporation ("Vitalink"), and In Home Health, Inc., a Minnesota corporation ("IHH"). As used in this Agreement, "Vitalink Transaction" means the transactions contemplated by the Agreement and Plan of Merger by and among Vitalink, Genesis Health Ventures, Inc., a Pennsylvania corporation ("Genesis"), and V Acquisition Corporation, a Delaware corporation and wholly owned subsidiary

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of Genesis ("Acquisition Corporation"), dated as of April 26, 1998 (the
"Vitalink Merger Agreement"), pursuant to which Vitalink will merge with and into Acquisition Corporation.

     (b) Capitalization. The authorized capital stock of Manor Care consists of
(i) 160,000,000 shares of Manor Care Common Stock, of which, as of the date of this Agreement, 63,695,583 shares are issued and outstanding, and (ii) 5,000,000 shares of Preferred Stock, par value $1.00 per share, of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock ("Series A Preferred Stock"), none of which, as of the date of this Agreement, is issued and outstanding. All of the issued and outstanding shares of capital stock of Manor Care and each of its Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not granted in violation of any statutory preemptive rights. There are no outstanding subscriptions, options, warrants, calls, or other agreements or commitments pursuant to which Manor Care or any Subsidiary (other than the Public Subsidiaries) is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity interests in, Manor Care or any Subsidiary (other than the Public Subsidiaries), and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity interests, except for (i) options to purchase up to an aggregate of 3,501,330 shares and restricted stock grants of 346,061 shares (as of the date of this Agreement) of Manor Care Common Stock at the exercise prices set forth in the Manor Care Disclosure Schedule, and (ii) the Rights Agreement dated as of February 25, 1998 between Manor Care and ChaseMellon Shareholder Services, L.L.C. (the "Manor Care Rights Agreement") pursuant to which each outstanding share of Manor Care Common Stock has associated with it certain rights (the "Manor Care Rights"), including rights under certain circumstances to purchase shares of Series A Preferred Stock at $175 per one one-hundredth share, subject to adjustment. The Manor Care Disclosure Schedule sets forth a true and complete list as of June 2, 1998 of
(i) all holders of options to purchase Manor Care Common Stock, including the number of shares of Manor Care Common Stock subject to each such option (a "Manor Care Option"), the exercise or vesting schedule of such option, the exercise price per share and the term of each such option, and (ii) all holders of restricted stock awards with respect to Manor Care Common Stock, including the number of shares of Manor Care Common Stock subject to each such award (a "Manor Care Award") and the vesting schedule of each such award. There are no stock appreciation rights, phantom stock rights, or performance shares outstanding with respect to Manor Care or any of its Subsidiaries (other than the Public Subsidiaries). The Manor Care Disclosure Schedule sets forth for each class of stock of each Subsidiary (other than the Public Subsidiaries) of Manor Care, the number of shares authorized, the number of shares issued and outstanding and the beneficial owners of the issued and outstanding shares, and for the Public Subsidiaries, the same information, but only as to the stock beneficially owned by Manor Care. Except as set forth in the Manor Care Disclosure Schedule, Manor Care owns, directly or indirectly, all of the issued and outstanding shares of capital stock of every class of each Subsidiary, free and clear of all liens, security interests, pledges, charges, and other encumbrances. There are no voting trusts or other agreements or understandings to which Manor Care or any of its Subsidiaries (other than the Public Subsidiaries) is a party or of which Manor Care otherwise has knowledge with respect to the voting of its capital stock or that of any Subsidiary. As used in this Agreement, "Public Subsidiaries" means Vitalink and IHH.

     (c) Authorization and Execution. Manor Care has the corporate power and authority to execute and deliver this Agreement and, subject to approval by the holders of Manor Care Common Stock at the special meeting of stockholders referred to in Section 6.4, to consummate the transactions contemplated hereby. Manor Care has the corporate power and authority to execute, deliver and consummate the transactions contemplated by each of the Ancillary Agreements to which Manor Care is a party. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Manor Care have been duly authorized by the Board of Directors of Manor Care, and no further corporate action of Manor Care, other than the approval of its stockholders, is necessary to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by Manor Care and, assuming the accuracy of the representations and warranties set forth in the last sentence of Section 4.2(c) without giving effect to the assumption therein, each such agreement constitutes the legal, valid, and binding obligation of Manor Care, enforceable against Manor Care in accordance with such agreement's terms.

     (d) No Conflicts. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by Manor Care, nor the consummation by Manor Care of the transactions contemplated hereby or thereby, will (i) subject to approval by the holders of Manor Care Common Stock at the special meeting of stockholders referred to in Section 6.4, conflict with or result in a breach of the Certificate of Incorporation, Bylaws, or similar organizational documents, as currently in effect, of Manor Care or any of its Subsidiaries, (ii) except for the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the filing of the Certificate of Merger with the Delaware Secretary of State, and the filing of the Joint Proxy Statement with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such filings, licenses, permits, authorizations, consents, orders, registrations, notifications and disclosures as are set forth on the Manor Care Disclosure Schedule, require any filing with, or consent or approval of, any domestic court, administrative agency, commission or other governmental authority or institution (each, a "Government Entity") having jurisdiction over any of the business or assets of Manor Care or any of its Subsidiaries, (iii) assuming that all filings, permits, authorization, consents, disclosures and approvals so listed in the Manor Care Disclosure Schedule have been duly made or obtained as contemplated by clause (ii), violate any statute, law, ordinance, rule, or regulation applicable to Manor Care or any of its Subsidiaries or any injunction, judgment, order, writ, or decree to which Manor Care or any of its Subsidiaries is subject, or (iv) result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require the consent of any third party, or result in the creation of any lien on the assets of Manor Care or any of its Subsidiaries under, any Manor Care Material Contract , except, in the case of clauses (ii),
(iii) and (iv), where the violation, breach, default, termination, cancellation, acceleration, payment, benefit, or lien, or the failure to make such filing or obtain such consent or approval would neither materially impair the ability of Manor Care to consummate the transactions contemplated by this Agreement nor have a Material Adverse Effect on Manor Care.

     (e) SEC Reports; Financial Statements; No Undisclosed Liabilities.

          (i) Manor Care has made available to HCR, in the form filed with the SEC, its (A) Annual Report on Form 10-K for each of the fiscal years ended May 31, 1995 through May 31, 1997, (B) all proxy statements relating to Manor Care's meetings of stockholders (whether annual or special) held since January 1, 1996, and (C) all other forms and reports filed by Manor Care with the SEC since June 1, 1994 (all such forms and reports, other than the Joint Proxy Statement, being collectively called the "Manor Care SEC Reports" and individually called a "Manor Care SEC Report"). No Manor Care Group SEC Report (including any document incorporated by reference therein), as of its filing date (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each Manor Care Group SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the rules and regulations of the SEC. Since June 1, 1994, Manor Care has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Exchange Act and the rules and regulations of the SEC. As used in this Agreement, "Public Subsidiary SEC Reports" means, in the case of Vitalink, its Annual Report on Form 10-K for the fiscal year ended May 31, 1997, its proxy statement dated November 20, 1997 and all forms and reports filed with the SEC since June 1, 1994 and, in the case of IHH, its Annual Report on Form 10-K for the fiscal year ended September 30, 1997, its proxy statement dated February 2, 1998 and all forms and reports filed with the SEC since October 1, 1994. The Public Subsidiary SEC Reports together with the Manor Care SEC Reports are collectively referred to as the "Manor Care Group SEC Reports."

          (ii) The consolidated financial statements contained in the Manor Care Group SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly present, in all material respects, the consolidated financial position of Manor Care and its Subsidiaries or the applicable Public Subsidiary and its Subsidiaries, as the case may be as at the respective dates thereof and the consolidated results of operations and consolidated cash flows of Manor Care and its Subsidiaries or the applicable Public Subsidiary and its Subsidiaries, as the case may be for the periods indicated, subject, in the case of interim financial statements, to normal year-end adjustments.

          (iii) Except as disclosed in the Manor Care SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since May 31, 1997 in the ordinary course of business consistent with past practices, Manor Care and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Material Adverse Effect on Manor Care.

     (f) Joint Proxy Statement/Registration Statement. The information to be supplied by Manor Care for inclusion (i) in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Manor Care or HCR, at the time of the Manor Care Stockholders' Meeting and the HCR Stockholders' Meeting, or at the Effective Time, contain any statement which, at such time and in the light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading. If at any time before the Effective Time any event relating to Manor Care or any of its affiliates, officers, or directors is discovered by Manor Care that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Manor Care shall promptly so inform HCR.

     (g) Absence of Certain Changes or Events. Except as expressly disclosed in the Manor Care SEC Reports filed prior to the date hereof and Public Subsidiaries SEC Reports filed prior to the date hereof or as expressly contemplated by this Agreement, since May 31, 1997, Manor Care and its Subsidiaries have conducted their respective businesses and operations in the ordinary course and neither Manor Care nor any of its Subsidiaries (other than the Public Subsidiaries) has (i) split, combined, or reclassified any shares of its capital stock or made any other changes in its equity capital structure;
(ii) purchased, redeemed, or otherwise acquired, directly or indirectly, any shares of capital stock of Manor Care or any of its Subsidiaries or any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock; (iii) declared, set aside or paid any dividend or made any other distribution in respect of shares of its capital stock, except for (A) quarterly cash dividends on Manor Care Common Stock in the amount of $.022 per share, and (B) dividends or distributions by any Subsidiary to Manor Care or another subsidiary; (iv) issued any shares of its capital stock or granted any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except for (A) issuances of shares of Manor Care Common Stock upon the exercise of options granted prior to the date hereof and (B) grants of options for 767,850 shares of Manor Care Common Stock and grants of 151,801 shares of restricted stock; (v) purchased any business, purchased any stock of any corporation other than Manor Care, or merged or consolidated with any person; (vi) sold, leased, or otherwise disposed of any assets or properties that were material to Manor Care and its Subsidiaries, taken as a whole, other than sales or other dispositions in the ordinary course of business and the sale of Vitalink; (vii) incurred, assumed, or guaranteed any indebtedness for money borrowed in excess of $75,000,000 in the aggregate other than (A) borrowings incurred for working capital purposes under Manor Care's existing revolving credit facilities and (B) intercompany indebtedness; (viii) changed or modified in any material respect any existing accounting method, principle, or practice; or (ix) except for this Agreement, entered into any commitment to do any of the foregoing.

     Except as disclosed in the Manor Care Group SEC Reports filed prior to the date hereof, since May 31, 1997, there has not been (i) any Material Adverse Change in the financial condition, results of operations, business or properties of Manor Care or any of its Subsidiaries (other than changes that are the effect or result of economic factors affecting the economy as a whole or the industry in which Manor Care competes), or any development or combination of developments of which the management of Manor Care is aware that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Manor Care; (ii) any damage, destruction or loss with respect to Manor Care or any of its Subsidiaries having a Material Adverse Effect on Manor Care; (iii) any material change by Manor Care or any of its Subsidiaries (other than the Public Subsidiaries) in its accounting methods, principles or practices; (iv) any revaluation by Manor Care or any of its Subsidiaries of any of its assets having a Material Adverse Effect on Manor Care; or (v) any other action or event that would have required the consent of HCR pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Manor Care.

     (h) Tax Matters.

          (i) Manor Care and its Subsidiaries have timely filed (or received appropriate extensions for filing) all federal, state, local, and foreign tax returns ("Tax Returns") required to be filed by them with respect to income, gross receipts, withholding, social security, unemployment, payroll, franchise, property, excise, sales, use, and other taxes of whatever kind ("Taxes"), except for Tax Returns the non-filing of which would not have a Material Adverse Effect on Manor Care, and have paid all Taxes shown on such Tax Returns to the extent they have become due. Manor Care's Tax Returns are accurate and complete, except to the extent that any inaccuracies or incompleteness would not have a Material Adverse Effect on Manor Care.

          (ii) No Tax Returns filed by Manor Care or any of its Subsidiaries are the subject of pending audits as of the date of this Agreement that could be reasonably expected to have a Material Adverse Effect on Manor Care. Neither Manor Care nor any of its Subsidiaries (other than the Public Subsidiaries) has received, prior to the date of this Agreement, a notice of deficiency or assessment of additional Taxes, which notice or assessment remains unresolved. Neither Manor Care nor any of its Subsidiaries (other than the Public Subsidiaries) has extended the period for assessment or payment of any Tax, which extension has not since expired.

          (iii) Manor Care and its Subsidiaries have withheld and paid over to the appropriate governmental authorities all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, except for any such Taxes that are immaterial in amount.

          (iv) Neither Manor Care nor any of its Subsidiaries has been a member of an affiliated group (as defined in Section 1504 of the Code) filing a consolidated federal income tax return for any tax year since January 1, 1991 other than a group the common parent of which was Manor Care.

          (v) Neither Manor Care nor any of its Subsidiaries (other than the Public Subsidiaries) has filed a consent under Code Section 341(f) concerning collapsible corporations.

          (vi) Neither Manor Care nor any of its Subsidiaries (other than the Public Subsidiaries) has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

          (vii) Neither Manor Care nor any of its Subsidiaries (other than the Public Subsidiaries) is a party to any Tax allocation or sharing agreement.

          (viii) Manor Care has delivered or made available to HCR true and complete copies of all requested federal, state, local, and foreign income tax returns with respect to Manor Care and each of its Subsidiaries (other than the Public Subsidiaries).

     (i) Property. Except as would not, individually or in the aggregate have a Material Adverse Effect on Manor Care: (a) Manor Care and each of its Subsidiaries have good and clear record and marketable title to each of their owned properties, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property (collectively, "liens"); (b) the improvements constructed on each such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects; and
(c) each such property is properly zoned for its current use by Manor Care and its Subsidiaries, and is not in violation of any zoning, subdivision, health, safety, landmark preservation, wetlands preservation, building, land use or other ordinances, laws, codes or regulations or any covenants, restrictions or other documents of record; nor has any written notice of any claimed violation of any such ordinances, laws, codes or regulations or any covenants, restrictions or other documents of record been served on Manor Care or its Subsidiaries (other than the Public Subsidiaries). All leases pursuant to which Manor Care or any of its Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms with respect to Manor Care and its Subsidiaries, as the case may be, and, to Manor Care's knowledge, with respect to any other party thereto, and there is not under any of such leases any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect on Manor Care. Manor Care or its Subsidiaries, as the case may be, have valid leasehold interests in all properties leased thereunder free and clear of all liens created by, through or under Manor Care or its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Manor Care.

     (j) Material Contracts

          (i) Except as expressly disclosed in the Manor Care SEC Reports filed prior to the date hereof, neither Manor Care nor any of its Subsidiaries (other than the Public Subsidiaries) is a party to any oral or written (A) agreement, contract, indenture or other instrument relating to Indebtedness in an amount exceeding $2,000,000, (B) partnership, joint venture or limited liability agreement or management with any person, (C) agreement, contract, or other instrument relating to any merger, consolidation, business combination, share exchange, business acquisition, or for the purchase, acquisition, sale or disposition of any assets of Manor Care or any of its Subsidiaries (other than the Public Subsidiaries) outside the ordinary course of business, (D) other contract, agreement or commitment to be performed after the date hereof which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), or (E) contract, agreement or commitment which materially restricts the conduct of any line of business by Manor Care or any of its Subsidiaries (other than the Public Subsidiaries) (such contracts, agreements and commitments, plus all contracts, commitments and agreements for each Public Subsidiary which would be described in clauses (A)-(E) but for the exception "(other than the Public Subsidiaries)" are collectively referred to as the "Manor Care Material Contracts").

          (ii) Except as expressly disclosed in the Manor Care SEC Reports filed prior to the date hereof, (A) each of the Manor Care Material Contracts is valid and binding in accordance with its terms and is in full force and effect and (B) there is no material breach or violation of or default by Manor Care or any of its Subsidiaries under any of the Manor Care Material Contracts, whether or not such breach, violation or default has been waived, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Manor Care Material Contracts, which breach, violation or default referred to in clauses (A) or (B), alone or in the aggregate with other such breaches, violations or defaults referred to in clauses (A) or (B), would be reasonably likely to have a Material Adverse Effect on Manor Care or materially impair the ability of Manor Care to consummate the Merger.

     (k) Intellectual Property. Manor Care and its Subsidiaries own or possess adequate licenses or other valid rights to use (without the making of any payment to others, other than payments under agreements disclosed in the Manor Care Disclosure Schedule) all material patents and applications therefore, trademarks, trade names, service marks and copyrights (collectively, "Proprietary Rights") necessary to the conduct of its business in the manner in which it is presently being conducted, except for such lack of or defects in ownership or possession as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Manor Care. As of the date of this Agreement, neither Manor Care nor any of its Subsidiaries (other than the Public Subsidiaries) has received any written notice that any Proprietary Rights have been declared unenforceable or otherwise invalid by any court or governmental agency other than notices relating to Proprietary Rights whose loss would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Manor Care. There is, to the knowledge of Manor Care, no existing infringement, misuse, or misappropriation of any Proprietary Rights by others that is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Manor Care. From January 1, 1996 to the date of this Agreement, neither Manor Care nor any of its Subsidiaries (other than the Public Subsidiaries) has received any written notice alleging that the operation of the business of Manor Care or any of its Subsidiaries infringes in any material respect upon the intellectual property rights of others other than allegations that, if true, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Manor Care. There is no license or other rights to use Proprietary Rights whose loss would be reasonably likely to have a Material Adverse Effect on Manor Care and that is scheduled to expire on or before May 1, 2000.

     (l) Litigation. Except as disclosed in the Manor Care SEC Reports filed prior to the date hereof, no litigation, arbitration, or administrative proceeding (i) is pending or, to the knowledge of Manor Care, threatened against Manor Care or any Subsidiary or their respective properties, assets or operations that, if decided adversely to such person, would, individually or in the aggregate, have a Material Adverse Effect on Manor Care, or (ii) is pending or, to the knowledge of Manor Care, threatened against Manor Care or any Subsidiary as of the date of this Agreement that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither Manor Care nor any of its Subsidiaries (other than the Public Subsidiaries) is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any court, administrative agency or commission or other governmental authority.

     (m) Compliance with Law; Authorizations.

          (i) Manor Care and each of its Subsidiaries has complied in all material respects and is currently in compliance with each law, license, permit, certificate of need ("CON"), ordinance, or governmental or regulatory rule ("Regulations") to which its business, operations, assets or properties is subject, including any Regulations related to reimbursement for services rendered or goods provided and including any applicable federal or state health care program laws, rules, or regulations, including, but not limited to, those pertaining to improper inducements, gratuitous payments, fraudulent or abusive practices, excessive or inadequate services, false claims and/or false statements, civil money penalties, prohibited referrals, and/or financial relationships, excluded individuals, controlled substances and licensure, except where such noncompliance would not have a Material Adverse Effect on Manor Care. Each Facility holds, possesses or lawfully uses in the operation of its business the licenses, permits, CONs, provider agreements and certifications under Titles XVIII and XIX of the Social Security Act (the "Social Security Act," Titles XVIII and XIX of the Social Security Act are hereinafter referred to collectively as the "Medicare and Medicaid Programs"), which licenses, permits, CONs, provider agreements and certifications are in substantial compliance with all Regulations, except where such non-compliance or absence of a license, permit, CON, provider agreement or certification would not have a Material Adverse Effect on Manor Care. None of Manor Care or any of its Subsidiaries is in default under any order of any court, governmental authority or arbitration board or tribunal specifically applicable to Manor Care or any of its Subsidiaries, except where such default would not have a Material Adverse Effect on Manor Care. As of the date hereof, no action has been taken or recommended by any governmental or regulatory official, body or authority, either to: (i) revoke, withdraw or suspend any CON or any license, permit or other authority to operate any of the Facilities; (ii) to terminate or decertify any participation of any of the Facilities in the Medicare and Medicaid Programs; or (iii) reduce or propose to reduce the number of licensed beds in any category, nor, as of the date hereof, has there been any decision not to renew any provider agreement related to any Facility. In the event that any such action shall have been taken or recommended subsequent to the date hereof, or if any decision shall have been made not to renew any such provider agreements, Manor Care hereby agrees to provide notice to HCR of the same and to diligently and in good faith take prompt corrective or remedial action to cure the same. As used in this Agreement, "Facility" or "Facilities" refers to any nursing home, assisted living facility, health care center, clinic or pharmacy or other facility or owned, operated, leased or managed by Manor Care, HCR or any of their respective Subsidiaries, as applicable in Sections 4.1(m) and 4.2(m).

          (ii) All cost reports ("Cost Reports") required to be filed by Manor Care or any Subsidiary with respect to the Facilities under the Medicare and Medicaid Programs, or any other applicable governmental or private provider regulations have been prepared and filed in accordance with applicable laws, rules and regulations and Manor Care has or has caused a Subsidiary to have paid or made provision to pay through proper recordation of any net liability any material overpayments received from the Medicare and Medicaid Programs and any similar obligations with respect to other reimbursement programs in which Manor Care and its Subsidiaries participate, except where such failure to file or make such payment would not have a Material Adverse Effect on Manor Care. Section 4.1(m) of the Manor Care Disclosure Schedules sets forth for each Facility the years for which Cost Reports remain to be settled.

     (n) No Brokers or Finders. Except for SBC Warburg Dillon Read Inc. ("SBC Warburg Dillon Read"), Manor Care has not engaged any investment banker, broker, or finder in connection with the transactions contemplated hereby.

     (o) Retirement and Benefit Plans.

          (i) Each employee pension benefit plan ("Pension Plan") as defined in
     Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each employee welfare benefit plan ("Welfare Plan") as defined in Section 3 of ERISA, and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, or other material employee benefit plan, agreement, commitment, or arrangement ("Benefit Plan") that is currently maintained by Manor Care or any of its ERISA Affiliates or to which Manor Care or any of its ERISA Affiliates currently contributes or is under any current obligation to contribute (collectively, the "Manor Care Employee Plans" and individually, a "Manor Care Employee Plan"), is listed in the Manor Care Disclosure Schedule. In addition, Manor Care has delivered or made available to HCR copies of the most recent determination letter issued by the Internal Revenue Service with respect to each such Pension Plan, copies of the most recent actuarial report for each such Pension Plan, where applicable, and copies of the annual report (Form 5500 Series) required to be filed with any governmental agency with respect to each such Pension Plan and each such Welfare Plan for the most recent plan year of such plan for which reports have been filed.

          (ii) Each of Manor Care and its ERISA Affiliates has made on a timely basis all contributions or payments required to be made by it pursuant to the terms of the Manor Care Employee Plans, ERISA, the Code, or other applicable laws, unless such contributions or payments that have not been made are immaterial in amount and the failure to make such payments or contributions will not materially and adversely affect the Manor Care Employee Plans. All material amounts required to be reflected on the financial statements of Manor Care and its ERISA Affiliates with respect to each Manor Care Employee Plan are properly included in such financial statements and Manor Care and its ERISA Affiliates have performed all material obligations required to be performed by them under each Manor Care Employee Plan. None of the Manor Care Employee Plans is a "multiemployer plan," as defined in Section 3(37) or Section 4001(a)(3) of ERISA. No Pension Plan required to be listed on the Manor Care Disclosure Schedule or to which any of its ERISA Affiliates contributes or is obligated to contribute and that is subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in that section), whether or not material and whether or not subject to a waiver, as of the last day of the most recent plan year of the plan. The funding method used in connection with each Manor Care Employee Plan which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used in connection with funding each such plan are reasonable; as of the last day of the last plan year of each such plan the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA did not and will not exceed zero.

          (iii) Each Manor Care Employee Plan (and any related trust or other funding instrument) is being administered in all material respects in compliance with its terms and in both form and operation, is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable laws and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all material reports required to be filed with any governmental agency with respect to each Pension Plan and each Welfare Plan required to be listed on the Manor Care Disclosure Schedule have been timely filed.

          (iv) There is no material litigation, arbitration, or administrative proceeding pending or, to the knowledge of Manor Care, threatened against Manor Care or any of its ERISA Affiliates or, to the knowledge of Manor Care, any plan fiduciary by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any participant or beneficiary with respect to any Manor Care Employee Plan. Neither Manor Care nor any of its ERISA Affiliates nor, to the knowledge of Manor Care, any plan fiduciary of any Pension Plan or Welfare Plan required to be listed on the Manor Care Disclosure Schedule has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any excise tax imposed by the Code or ERISA with respect to any Manor Care Employee Plan.

          (v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any material payment becoming due, or materially increase the amount of compensation due, any current or former employee of Manor Care or any of its Subsidiaries under any Manor Care Employee Plan, (b) materially increase any benefits otherwise payable under any Manor Care Employee Plan or (c) result in the acceleration of the time of payment or vesting of any such material benefits.

          (vi) For purposes of this Section 4.1(o), the term "ERISA Affiliate" means (A) any trade or business with which Manor Care is under common control within the meaning of Section 4001(b) of ERISA, (B) any corporation with which Manor Care is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, (C) any entity with which Manor Care is under common control within the meaning of Section 414(c) of the Code, (D) any entity with which Manor Care is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and (E) any entity with which Manor Care is aggregated under Section 414(o) of the Code.

     (p) Environmental Matters.

     For purposes of this Agreement,

          (A) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec.9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. sec.6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. sec.1251 et seq., the Clean Air Act, 42 U.S.C. sec.7401 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance relating to pollution or the protection of health, natural resources, or the environment; and

          (B) "Hazardous Substance" means any pollutant, contaminant, hazardous substance or waste, petroleum or any fraction thereof, or any other substance or material (whether solid, liquid or gas) regulated by any Environmental Law.

     Except as expressly disclosed in the Manor Care Group SEC Reports filed prior to the date hereof and except for such matters that, individually and in the aggregate are not reasonably likely to have a Material Adverse Effect on Manor Care,

          (i) No Hazardous Substances have been spilled, discharged, leaked, emitted, injected, disposed of, released or threatened to be released on, beneath, at, or into any real property currently or, during the period of such ownership or lease, formerly owned or leased by Manor Care or any of its Subsidiaries.

     Also, to the knowledge of Manor Care, no Hazardous Substances generated or transported by Manor Care or its Subsidiaries have been spilled, discharged, leaked, emitted, injected, disposed of, released or threatened to be released at any location.

          (ii) No underground storage tanks or other underground storage receptacles (a) located on any of the real property currently owned by Manor Care or any of its Subsidiaries (other than the Public Subsidiaries) or (b) presently or formerly used by Manor Care or any of its Subsidiaries on any real property currently leased by Manor Care or its Subsidiaries (other than the Public Subsidiaries), in either case contain or previously contained any Hazardous Substances, except as in compliance with Environmental Laws.

          (iii) Manor Care has made available to HCR true and complete copies of environmental assessments as requested by HCR prepared since January 1, 1991 in Manor Care's possession, custody or control relating to any of its (or its Subsidiaries, other than the Public Subsidiaries), currently owned or leased real property.

          (iv) There are no consent decrees, consent orders, judgments, judicial or administrative orders, agreements with (other than permits) or liens by, any governmental or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind Manor Care or its Subsidiaries (other than the Public Subsidiaries).

          (v) Manor Care has not received written notice of any existing or threatened notices of violation, liens, claims, demands, suits, CERCLA sec.104 information requests, potentially responsible party notices ("PRP Notices"), or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), remediation or response costs, lost use of property or consequential damages, arising out of an Environmental Law against Manor Care or its Subsidiaries.

          (vi) Manor Care and its Subsidiaries are and have been in the past five years in compliance with all Environmental Laws.

          (vii) As used in this Section 4.1(p), "Subsidiary" shall also include any entity which previously was a Subsidiary of Manor Care.

     (q) Insurance. All material fire and casualty, general liability, business interruption and product liability insurance policies maintained by Manor Care or any of its Subsidiaries are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Manor Care.

     (r) Labor Matters. There are no pending claims against Manor Care or any of its Subsidiaries under any workers compensation plan or policy or for long-term disability that would have a Material Adverse Effect on Manor Care. Neither Manor Care nor any of its Subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have a Material Adverse Effect on Manor Care. There are no proceedings or claims pending or, to the knowledge of Manor Care or any of its Subsidiaries, threatened, between Manor Care or any of its Subsidiaries and any of their respective employees, which proceedings or claims would have a Material Adverse Effect on Manor Care. Except as described in the Manor Care SEC Reports filed prior to the date hereof, neither Manor Care nor any of its Subsidiaries is (or has in the past been) a party to any collective bargaining agreement or other labor union contract, nor does Manor Care nor any of its Subsidiaries know of any activities or proceedings of any labor union to organize any of its employees which would be reasonably likely to have a Material Adverse Effect on Manor Care.

     (s) Pooling of Interests. To the knowledge of Manor Care, after consultation with its independent auditors, neither Manor Care nor any of its Subsidiaries, nor any of their respective Affiliates has taken any action or failed to take any action that would prevent HCR from accounting for the Merger as a pooling of interests. Manor Care has received a letter from Arthur Andersen LLP, dated as of June 9, 1998, advising it that, subject to the limitations set forth in its letter, Manor Care qualifies as a "combining company" in accordance with the criteria set forth in paragraph 46 of APB 16 and has not violated the criteria set forth in Nos. 47c, 47d and 48c of APB 16 during the period extending from two years preceding the date of initiation to the date of its letter.

     (t) Opinion of Financial Adviser. SBC Warburg Dillon Read has delivered to Manor Care a written opinion dated as of the date hereof to the effect that the Exchange Ratio is fair from a financial point of view to Manor Care's stockholders as of the date hereof.

     (u) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Manor Care Common Stock entitled to vote at a Manor Care stockholders' meeting is the only vote of the holders of any class or series of capital stock of Manor Care necessary to adopt this Agreement, and the Merger and to approve the transactions contemplated hereby.

     (v) No Existing Discussions. As of the date hereof, Manor Care is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal .

     (w) Delaware State Takeover Statutes. The Board of Directors of Manor Care has approved the terms of this Agreement and the Ancillary Agreements to which Manor Care is a party and the consummation of the transactions contemplated by this Agreement and by such Ancillary Agreements, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement and by the Ancillary Agreements the restrictions of Section 203 of the DGCL. To Manor Care's knowledge, as to Manor Care and its affiliates, except as set forth in Section 7.2(f), no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Ancillary Agreements or any of the transactions contemplated by this Agreement or the Ancillary Agreements.

     (x) Manor Care Rights Agreement. Under the terms of the Manor Care Rights Agreement, as amended to the date hereof, neither the execution of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will cause a "distribution date" to occur or cause the rights issued pursuant to the Manor Care Rights Agreement to become exercisable. As of the date hereof, the Manor Care Rights Agreement has been amended in the manner set forth on Exhibit F hereof.

     (y) Tax Treatment. Neither Manor Care nor, to Manor Care's knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under
Section 368(a) of the Code.

     (z) Board Recommendation. The Board of Directors of Manor Care has, by a unanimous vote at a meeting of such Board duly held, approved and adopted this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby, and determined that this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby, taken together, are in the best interest of Manor Care and of the stockholders of Manor Care, and prior to the date hereof has resolved to recommend that the holders of Manor Care Common Stock approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

     (aa) Pending Restructuring. Manor Care has terminated all efforts to effect the restructuring transactions described as part of and including the "Distribution" (as defined in Form S-3, No. 333-37599) (the "Restructuring Transactions"); provided, however, Manor Care may continue to leave pending such registration statement so long as it makes no material amendments thereto and does not otherwise seek to advance such registration.

     4.2. Joint and Several Representations and Warranties of HCR and Merger Sub. Except as qualified by the disclosure schedule delivered by HCR to Manor Care concurrently with the execution of this Agreement (the "HCR Disclosure Schedule"), HCR and Merger Sub jointly and severally represent and warrant to Manor Care as follows:

     (a) Organization, Standing, Qualification. Each of HCR, Merger Sub, and HCR's other Subsidiaries is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and corporate authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of HCR and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except those jurisdictions where failure to be so qualified, licensed, or in good standing would not have a Material Adverse Effect on HCR. Copies of the Certificate of Incorporation and Bylaws of HCR and Merger Sub have been made available to Manor Care and are complete and correct as of the date of this Agreement.

     (b) Capitalization. The authorized capital stock of HCR consists of 160,000,000 shares of HCR Common Stock, of which, as of the date of this Agreement, 44,761,102 shares are issued and outstanding and 5,000,000 shares of Preferred Stock, par value $.01 per share, of which 800,000 shares have been designated as Series A Junior Participating Preferred Stock, none of which, as of the date of this Agreement, is issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 of shares Common Stock. All of the issued and outstanding shares of capital stock of HCR and Merger Sub and each of HCR's other Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not granted in violation of any statutory preemptive rights. There are no outstanding subscriptions, options, warrants, calls, or other agreements or commitments pursuant to which HCR or any Subsidiary is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity interests in, HCR or any Subsidiary, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity interests, except for (i) options to purchase up to an aggregate of 4,553,268 shares (as of the date of this Agreement) of HCR Common Stock at the exercise prices set forth in the HCR Disclosure Schedule and (ii) the Rights Agreement dated May 2, 1995 between HCR and Harris Trust and Savings Bank (the "HCR Agreement"), pursuant to which each outstanding share of HCR Common Stock has associated with it certain rights (the "HCR Rights") including rights under certain circumstances to purchase shares of Series A Junior Participating Preferred Stock at $100 per one one-hundredth share, subject to adjustment. The HCR Disclosure Schedule sets forth a true and complete list as of June 8, 1998 of (i) all holders of options to purchase HCR Common Stock, including the number of shares of HCR Common Stock subject to each such option (a "HCR Option"), the exercise or vesting schedule of such option, the exercise price per share and the term of each such option, and (ii) all holders of restricted stock awards with respect to HCR Common Stock, including the number of shares of HCR Common Stock subject to each such award (a "HCR Award") and the vesting schedule of each such award. There are no stock appreciation rights, phantom stock rights, or performance shares outstanding with respect to HCR or any of its Subsidiaries. The HCR Disclosure Schedule sets forth for each class of stock of each Subsidiary of HCR, the number of shares authorized, the number of shares issued and outstanding and the beneficial owners of the issued and outstanding shares. Except as set forth in the HCR Disclosure Schedule, HCR owns, directly or indirectly, all of the issued and outstanding shares of capital stock of every class of each Subsidiary, free and clear of all liens, security interests, pledges, charges, and other encumbrances. There are no voting trusts or other agreements or understandings to which HCR or any of its Subsidiaries is a party or of which HCR otherwise has knowledge with respect to the voting of its capital stock or that of any Subsidiary.

     (c) Authorization and Execution. Each of HCR and Merger Sub has the corporate power and authority to execute and deliver this Agreement and, subject to approval by the holders of HCR Common Stock at the special meeting of stockholders referred to in Section 6.4, to consummate the transactions contemplated hereby. HCR has the corporate power and authority to execute, deliver and consummate the transactions contemplated by each of the Ancillary Agreements to which HCR is a party. The execution, delivery, and performance by each of HCR and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by the Board of Directors of such corporation and by HCR as sole stockholder of Merger Sub, and no further corporate action of HCR or Merger Sub, other than the approval of HCR's stockholders, is necessary to consummate the transactions contemplated hereby and thereby. Each of HCR and Merger Sub have duly executed and delivered this Agreement and the Ancillary Agreements to which it is a party and, assuming the accuracy of the representations and warranties set forth in Section 4.1(c) without giving effect to the assumption therein, each such agreement constitutes the legal, valid, and binding obligation of such party enforceable against it in accordance with such agreement's terms.

     (d) No Conflicts. Neither the execution and delivery of this Agreement nor any of the Ancillary Agreements by HCR and Merger Sub, nor the consummation by them of the transactions contemplated hereby or thereby, will (i) subject to approval by the holders of HCR Common Stock at the special meeting of stockholders referred to in Section 6.4, conflict with or result in a breach of the Certificate of Incorporation, Bylaws or similar organizational documents, as currently in effect, of HCR or any of its Subsidiaries, (ii) except for the requirements under the HSR Act, the filing of the Certificate of Merger with the Delaware Secretary of State, the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act, the filing of the Registration Statement with the SEC, such filings, consents, and approvals as may be required under applicable state securities or "blue sky" laws and regulations, and such filings, licenses, permits, authorizations, consents, orders, registrations, notifications and disclosures as are set forth on the HCR Disclosure Schedule, require any filing with, or consent or approval of, any Governmental Entity having jurisdiction over any of the business or assets of HCR or any of its Subsidiaries, (iii) assuming that all filings, permits, authorization, consents, disclosures and approvals so listed on the HCR Disclosure Schedule have been duly made or obtained as contemplated by clause (ii), violate any statute, law, ordinance, rule, or regulation applicable to HCR or any of its Subsidiaries or any injunction, judgment, order, writ, or decree to which HCR or any of its Subsidiaries is subject, or (iv) result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require the consent of any third party, or result in the creation of any lien on the assets of HCR or any of its Subsidiaries under, any HCR Material Contract , except, in the case of clauses (ii), (iii) and (iv), where the violation, breach, default, termination, cancellation, acceleration, payment, benefit, or lien, or the failure to make such filing or obtain such consent or approval would neither materially impair the ability of HCR or Merger Sub to consummate the transactions contemplated by this Agreement nor have a Material Adverse Effect on HCR.

     (e) SEC Reports; Financial Statements; No Undisclosed Liabilities.

          (i) HCR has made available to Manor Care, in the form filed with the SEC, its (A) Annual Report on Form 10-K for each of the fiscal years ended December 31, 1995 through December 31, 1997, (B) all proxy statements relating to HCR's meetings of stockholders (whether annual or special) held since January 1, 1995, and (C) all other forms and reports, filed by HCR with the SEC since January 1, 1995 (all such forms and reports, other than the Joint Proxy Statement, being collectively called the "HCR SEC Reports" and individually called a "HCR SEC Report"). No HCR SEC Report (including any document incorporated by reference therein), as of its filing date (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each HCR SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC. Since January 1, 1995, HCR has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Exchange Act and the rules and regulations of the SEC.

          (ii) The consolidated financial statements contained in the HCR SEC Reports filed prior to the date hereof were prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly present, in all material respects, the consolidated financial position of HCR and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and consolidated cash flows of HCR and its Subsidiaries for the periods indicated, subject, in the case of interim financial statements, to normal year-end adjustments.

          (iii) Except as disclosed in the HCR SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since December 31, 1997 in the ordinary course of business consistent with past practices, HCR and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Material Adverse Effect on HCR.

     (f) Joint Proxy Statement/Registration Statement. The information to be supplied by HCR for inclusion (i) in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) in the Joint Proxy Statement shall not on the date the Joint Proxy Statement is first mailed to stockholders of HCR or Manor Care, at the time of the HCR Stockholders' Meeting and Manor Care Stockholders' Meeting, or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading. If at any time before the Effective Time any event relating to HCR or any of its affiliates, officers, or directors is discovered by HCR that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, HCR shall promptly so inform Manor Care.

     (g) Absence of Certain Changes or Events. Except as expressly disclosed in the HCR SEC Reports filed prior to the date of this Agreement or as expressly contemplated by this Agreement, since December 31, 1997, HCR and its Subsidiaries have conducted their respective businesses and operations in the ordinary course and neither HCR nor any of its Subsidiaries has (i) split, combined, or reclassified any shares of its capital stock or made any other changes in its equity capital structure; (ii) purchased, redeemed, or otherwise acquired, directly or indirectly, any shares of capital stock of HCR or any of its Subsidiaries or any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock; (iii) declared, set aside, or paid any dividend or made any other distribution in respect of shares of its capital stock, except for dividends or distributions by any subsidiary to HCR or another subsidiary; (iv) issued any shares of its capital stock or granted any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except for (A) issuances of shares of HCR Common Stock upon the exercise of options granted prior to the date hereof and (B) grants of options for 284,595 shares of HCR Common Stock and grants of 339,500 shares of restricted stock; (v) purchased any business, purchased any stock of any corporation other than HCR, or merged or consolidated with any person; (vi) sold, leased, or otherwise disposed of any assets or properties that were material to HCR and its Subsidiaries, taken as a whole, other than sales or other dispositions in the ordinary course of business; (vii) incurred, assumed, or guaranteed any indebtedness for money borrowed in excess of $75,000,000 in the aggregate other than (A) borrowings incurred for working capital purposes under HCR's existing revolving credit facilities and (B) intercompany indebtedness; (viii) changed or modified in any material respect any existing accounting method, principle, or practice; or (ix) except for this Agreement, entered into any commitment to do any of the foregoing.

     Except as disclosed on the HCR SEC Reports filed prior to the date hereof, since December 31, 1997, there has not been (i) any Material Adverse Change in the financial condition, results of operations, business or properties of HCR or its Subsidiaries (other than changes that are the effect or result of economic factors affecting the economy as a whole or the industry in which HCR competes), or any development or combination of developments of which the management of HCR is aware that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on HCR; (ii) any damage, destruction or loss with respect to HCR or any of its Subsidiaries having a Material Adverse Effect on HCR or its Subsidiaries; (iii) any material change by HCR in its accounting methods, principles or practices; (iv) any revaluation by HCR or its Subsidiaries of any of its assets having a Material Adverse Effect on HCR; or
(v) any other action or event that would have required the consent of Manor Care pursuant to Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on HCR.

     (h) Tax Matters.

          (i) HCR and its Subsidiaries have timely filed (or received appropriate extensions for filing) all Tax Returns required to be filed by them with respect to all Taxes, except for Tax Returns the non-filing of which would not have a Material Adverse Effect on HCR, and have paid all Taxes shown on such Tax Returns to the extent they have become due. HCR's Tax Returns are accurate and complete, except to the extent that any inaccuracies or incompleteness would not have a Material Adverse Effect on HCR.

          (ii) No Tax Returns filed by HCR or any of its Subsidiaries are the subject of pending audits as of the date of this Agreement that could reasonably be expected to have a Material Adverse Effect on HCR. Neither HCR nor any of its Subsidiaries has received, prior to the date of this Agreement, a notice of deficiency or assessment of additional Taxes, which notice or assessment remains unresolved. Neither HCR nor any of its Subsidiaries has extended the period for assessment or payment of any Tax, which extension has not since expired.

          (iii) HCR and its Subsidiaries have withheld and paid over to the appropriate governmental authorities all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, except for any such Taxes that are immaterial in amount.

          (iv) Neither HCR nor any of its Subsidiaries has been a member of an affiliated group (as defined in Section 1504 of the Code) filing a consolidated federal income tax return for any tax year since January 1, 1991 other than a group the common parent of which was HCR.

          (v) Neither HCR nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations.

          (vi) Neither HCR nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

          (vii) Neither HCR nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

          (viii) HCR has delivered or made available to Manor Care true and complete copies of all requested federal, state, local, and foreign income tax returns with respect to HCR and each of its Subsidiaries.

     (i) Property. Except as would not, individually or in the aggregate have a Material Adverse Effect on HCR: (a) HCR and each of its Subsidiaries have good and clear record and marketable title to each of their owned properties, insurable by a recognized national title insurance company at standard rates, free and clear of any liens; and (b) the improvements constructed on each such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects; and (c) each such property is properly zoned for its current use by HCR and its Subsidiaries, and is not in violation of any zoning, subdivision, health, safety, landmark preservation, wetlands preservation, building, land use or other ordinances, laws, codes or regulations or any covenants, restrictions or other documents of record; nor has any written notice of any claimed violation of any such ordinances, laws, codes or regulations or any covenants, restrictions or other documents of record been served on HCR or its Subsidiaries. All leases pursuant to which Manor Care or any of its Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms with respect to HCR and its Subsidiaries, as the case may be, and, to HCR's knowledge, with respect to any other party thereto, and there is not under any of such leases any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect on HCR. HCR or its Subsidiaries, as the case may be, have valid leasehold interests in all properties leased thereunder free and clear of all liens created by, through or under HCR or its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HCR.

     (j) Material Contracts

          (i) Except as expressly disclosed in the HCR SEC Reports filed prior to the date hereof, neither HCR nor any of its Subsidiaries is a party to any oral or written (A) agreement, contract, indenture or other instrument relating to Indebtedness in an amount exceeding $2,000,000, (B) partnership, joint venture or limited liability agreement or management with any person, (C) agreement, contract, or other instrument relating to any merger, consolidation, business combination, share exchange, business acquisition, or for the purchase, acquisition, sale or disposition of any assets of HCR or any of its Subsidiaries outside the ordinary course of business, (D) other contract, agreement or commitment to be performed after the date hereof which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), or (E) contract, agreement or commitment which materially restricts the conduct of any line of business by HCR or any of its Subsidiaries (collectively, the "HCR Material Contracts").

          (ii) Except as expressly disclosed in the HCR SEC Reports filed prior to the date hereof, (A) each of the HCR Material Contracts is valid and binding in accordance with its terms and is in full force and effect and
     (B) there is no material breach or violation of or default by HCR or any of its Subsidiaries under any of the HCR Material Contracts, whether or not such breach, violation or default has been waived, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the HCR Material Contracts, which breach, violation or default referred to in clauses (A) or (B), alone or in the aggregate with other such breaches, violations or defaults referred to in clauses (A) or (B), would be reasonably likely to have a Material Adverse Effect on HCR or materially impair the ability of HCR to consummate the Merger.

     (k) Intellectual Property. HCR and its Subsidiaries own or possess adequate licenses or other valid rights to use (without the making of any payment to others, other than payments under agreements disclosed in the HCR Disclosure Schedule) all of the Proprietary Rights necessary to the conduct of its business in the manner in which it is presently being conducted, except for such lack of or defects in ownership or possession as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on HCR. As of the date of this Agreement, neither HCR nor any of its Subsidiaries has received any written notice that any Proprietary Rights have been declared unenforceable or otherwise invalid by any court or governmental agency other than notices relating to Proprietary Rights whose loss would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on HCR. There is, to the knowledge of HCR, no existing infringement, misuse, or misappropriation of any Proprietary Rights by others that is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on HCR. From January 1, 1996 to the date of this Agreement, neither HCR nor any of its Subsidiaries has received any written notice alleging that the operation of the business of HCR or any of its Subsidiaries infringes in any material respect upon the intellectual property rights of others other than allegations that, if true, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on HCR. There is no license or other rights to use Proprietary Rights whose loss would be reasonably likely to have a Material Adverse Effect on HCR and that is scheduled to expire on or before May 1, 2000.

     (l) Litigation. Except as expressly disclosed in the HCR SEC Reports filed prior to the date hereof, no litigation, arbitration, or administrative proceeding (i) is pending or, to the knowledge of HCR, threatened against HCR or any Subsidiary or their respective properties, assets or operations that, if decided adversely to such person, would individually or in the aggregate have a Material Adverse Effect on HCR, or (ii) is pending or, to the knowledge of HCR, threatened against HCR or any subsidiary as of the date of this Agreement that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither HCR nor any of its Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any court, administrative agency or commission, or other governmental authority.

     (m) Compliance with Law; Authorizations.

          (i) HCR and each of its Subsidiaries has complied in all material respects and is currently in compliance with each Regulation to which its business, operations, assets or properties is subject, including any Regulations related to reimbursement for services rendered or goods provided and including any applicable federal or state health care program laws, rules, or regulations, including, but not limited to, those pertaining to improper inducements, gratuitous payments, fraudulent or abusive practices, excessive or inadequate services, false claims and/or false statements, civil money penalties, prohibited referrals, and/or financial relationships, excluded individuals, controlled substances and licensure, except where such noncompliance would not have a Material Adverse Effect on the business or operations of HCR. Each Facility holds, possesses or lawfully uses in the operation of its business the licenses, permits, CONs, provider agreements and certifications under Medicare and Medicaid Programs which licenses, permits, CONs, provider agreements and certifications are in substantial compliance with all Regulations, except where such non-compliance or absence of a license, permit, CON, provider agreement or certification would not have a Material Adverse Effect on HCR. None of HCR or any of its Subsidiaries is in default in any material respect under any order of any court, governmental authority or arbitration board or tribunal specifically applicable to HCR or any of its Subsidiaries, except where such default would not have a Material Adverse Effect on HCR. As of the date hereof, no action has been taken or recommended by any governmental or regulatory official, body or authority, either to: (i) revoke, withdraw or suspend any CON or any license, permit or other authority to operate any of the Facilities; (ii) to terminate or decertify any participation of any of the Facilities in the Medicare and Medicaid Programs; or (iii) reduce or propose to reduce the number of licensed beds in any category, nor, as of the date hereof, has there been any decision not to renew any provider agreement related to any Facility. In the event that any such action shall have been taken or recommended subsequent to the date hereof, or if any decision shall have been made not to renew any such provider agreements, HCR hereby agrees to provide notice to Manor Care of the same and to diligently and in good faith take prompt corrective or remedial action to cure the same.

          (ii) All Cost Reports required to be filed by HCR or any Subsidiary with respect to the Facilities under the Medicare and Medicaid Programs, or any other applicable governmental or private provider regulations have been prepared and filed in all material respects in accordance with applicable laws, rules and regulations and HCR has or has caused a Subsidiary to have paid or made provision to pay through proper recordation of any net liability any material overpayments received from the Medicare and Medicaid Programs and any similar obligations with respect to other reimbursement programs in which HCR and its Subsidiaries participate except where such failure to file or make such payment would not have a Material Adverse Effect on HCR. Section 4.2(m) of the HCR Disclosure Schedule sets forth for each Facility the years for which Cost Reports remain to be settled.

     (n) No Brokers or Finders. Except for Chase Securities Inc. ("Chase"), neither HCR nor Merger Sub has engaged any investment banker, broker, or finder in connection with the transactions contemplated hereby.

     (o) Retirement and Benefit Plans.

          (i) Each Pension Plan, Welfare Plan, and Benefit Plan that is currently maintained by HCR or any of its ERISA Affiliates or to which HCR or any of its ERISA Affiliates currently contributes or is under any current obligation to contribute (collectively, the "HCR Employee Plans" and individually, a "HCR Employee Plan"), is listed in the HCR Disclosure Schedule. In addition, HCR has delivered or made available to Manor Care copies of the most recent determination letter issued by the Internal Revenue Service with respect to each such Pension Plan, copies of the most recent actuarial report for each such Pension Plan, where applicable, and copies of the annual report (Form 5500 Series) required to be filed with any governmental agency with respect to each such Pension Plan and each such Welfare Plan for the most recent plan year of such plan for which reports have been filed.

          (ii) Each of HCR and its ERISA Affiliates has made on a timely basis all contributions or payments required to be made by it pursuant to the terms of the HCR Employee Plans, ERISA, the Code, or other applicable laws, unless such contributions or payments that have not been made are immaterial in amount and the failure to make such payments or contributions will not materially and adversely affect the HCR Employee Plans. All material amounts required to be reflected on the financial statements of HCR and its ERISA Affiliates with respect to each HCR Employee Plan are properly included in such financial statements and HCR and its ERISA Affiliates have performed all material obligations required to be performed by them under each HCR Employee Plan. None of the HCR Employee Plans is a "multiemployer plan," as defined in Section 3(37) or Section 4001(a)(3) of ERISA. No Pension Plan required to be listed on the HCR Disclosure Schedule or to which any of its ERISA Affiliates, contributes or is obligated to contribute and that is subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in that section), whether or not material and whether or not subject to a waiver, as of the last day of the most recent plan year of the plan. The funding method used in connection with each HCR Employee Plan which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used in connection with funding each such plan are reasonable; as of the last day of the last plan year of each such plan the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA did not and will not exceed zero.

          (iii) Each HCR Employee Plan (and any related trust or other funding instrument) is being administered in all material respects in compliance with its terms and in both form and operation, is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable laws and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all material reports required to be filed with any governmental agency with respect to each Pension Plan and each Welfare Plan required to be listed on the HCR Disclosure Schedule have been timely filed.

          (iv) There is no material litigation, arbitration, or administrative proceeding pending or, to the knowledge of HCR, threatened against HCR or any of its ERISA Affiliates or, to the knowledge of HCR, any plan fiduciary by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any participant or beneficiary with respect to any HCR Employee Plan. Neither HCR nor any of its ERISA Affiliates nor, to the knowledge of HCR, any plan fiduciary of any Pension Plan or Welfare Plan required to be listed on the HCR Disclosure Schedule has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any excise tax imposed by the Code or ERISA with respect to any HCR Employee Plan.

          (v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any material payment becoming due, or materially increase the amount of compensation due, any current or former employee of HCR or any of its Subsidiaries under any HCR Employee Plan, (b) materially increase any benefits otherwise payable under any HCR Employee Plan or (c) result in the acceleration of the time of payment or vesting of any such material benefits.

          (vi) For purposes of this Section 4.2(o), the term "ERISA Affiliate" means (A) any trade or business with which HCR is under common control within the meaning of Section 4001(b) of ERISA, (B) any corporation with which HCR is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, (C) any entity with which HCR is under common control within the meaning of Section 414(c) of the Code, (D) any entity with which HCR is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and (E) any entity with which HCR is aggregated under Section 414(o) of the Code.

     (p) Environmental Matters. Except as expressly disclosed in the HCR SEC Reports filed prior to the date hereof and except for such matters that, individually and in the aggregate are not reasonably likely to have a Material Adverse Effect on HCR,

          (i) No Hazardous Substances have been spilled, discharged, leaked, emitted, injected, disposed of, released or threatened to be released on, beneath, at, or into any real property currently or, during the period of such ownership or lease, formerly owned or leased by HCR or any of its Subsidiaries. Also, to the knowledge of HCR, no Hazardous Substances generated or transported by HCR or its Subsidiaries have been spilled, discharged, leaked, emitted, injected, disposed of, released or threatened to be released at any location.

          (ii) No underground storage tanks or other underground storage receptacles (a) located on any of the real property currently owned by HCR or any of its Subsidiaries or (b) presently or formerly used by HCR on any real property currently leased by HCR or any of its Subsidiaries, in either case contain or previously contained any Hazardous Substances, except as in compliance with Environmental Laws.

          (iii) HCR has made available to Manor Care true and complete copies of environmental assessments as requested by Manor Care prepared since January 1, 1991 in HCR's possession, custody or control relating to any of its (or its Subsidiaries') currently owned or leased real property.

          (iv) There are no consent decrees, consent orders, judgments, judicial or administrative orders, agreements with (other than permits) or liens by, any governmental or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind HCR or its Subsidiaries.

          (v) HCR has not received written notice of any existing or threatened notices of violation, liens, claims, demands, suits, CERCLA sec.104 information requests, PRP Notices, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), remediation or response costs, lost use of property or consequential damages, arising out of an Environmental Law against HCR or its Subsidiaries.

          (vi) HCR and its Subsidiaries are and have been in the past five years in compliance with all Environmental Laws.

          (vii) As used in this Section 4.2(p), "Subsidiary" shall also include any entity which previously was a Subsidiary of HCR.

     (q) Insurance. All material fire and casualty, general liability, business interruption and product liability insurance policies maintained by HCR or any of its Subsidiaries are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have an Material Adverse Effect on HCR.

     (r) Labor Matters. There are no pending claims against HCR or any of its Subsidiaries under any workers compensation plan or policy or for long-term disability that would have a Material Adverse Effect on HCR. Neither HCR nor any of its Subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have a Material Adverse Effect on HCR. There are no proceedings or claims pending or, to the knowledge of HCR threatened, between HCR or any of its Subsidiaries and any of their respective employees, which proceedings or claims would have a Material Adverse Effect on HCR. Except as described in the HCR SEC Reports filed prior to the date hereof, neither HCR nor any of its Subsidiaries is (or has in the past been) a party to any collective bargaining agreement or other labor union contract, nor does HCR know of any activities or proceedings of any labor union to organize any of its employees which would be reasonably likely to have a Material Adverse Effect on HCR.

     (s) Opinion of Financial Adviser. Chase has delivered to HCR a written opinion dated as of the date hereof to the effect that the Exchange Ratio is fair from a financial point of view to HCR as of the date hereof.

     (t) Votes Required. The affirmative vote of the holders of a majority of the shares of HCR Common Stock present and entitled to vote at a HCR stockholders' meeting is the only vote of the holders of any class or series of capital stock of HCR necessary to approve the HCR Stock Issuance and the HCR Bylaw Amendment (provided, in the case of the HCR Stock Issuance, that the total vote cast at that meeting on such proposal represents over 50% in interest of all securities entitled to vote on the proposal) and approval of the HCR Stock Issuance and the HCR Bylaw Amendment is the only vote of the holders of any class or series of capital stock of HCR necessary for the consummation of the Merger and the transactions contemplated hereby.

     (u) No Existing Discussions. As of the date hereof, HCR is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

     (v) Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or entered into any agreement or arrangements with any person.

     (w) Delaware State Takeover Statutes. The Board of Directors of HCR has approved the terms of this Agreement and the Ancillary Agreements to which HCR is a party and the consummation of the transactions contemplated by this Agreement and by such Ancillary Agreements, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement and by the Ancillary Agreements the restrictions of Section 203 of the DGCL. To HCR's knowledge, as to HCR and its affiliates, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Ancillary Agreements or any of the transactions contemplated by this Agreement or the Ancillary Agreements and no provision of the Certificate of Incorporation, bylaws or other governing instrument of HCR or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of HCR or any of its Subsidiaries to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

     (x) HCR Rights Agreement. Under the terms of the HCR Rights Agreement, as amended to the date hereof, neither the execution of this Agreement or the Ancillary Agreements, nor the consummation of the transactions as contemplated hereby will cause a "distribution date" to occur or cause the rights issued pursuant to the HCR Rights Agreement to become exercisable. As of the date hereof, the HCR Rights Agreement has been amended in the manner set forth on Exhibit G hereto.

     (y) Tax Treatment. Neither HCR nor, to HCR's knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

     (z) Board Recommendation. The Board of Directors of HCR has, by a unanimous
vote at a meeting of such Board duly held on                               ,
approved and adopted this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby, and determined that this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby, taken together, are in the best interest of HCR and of the stockholders of HCR, and prior to the date hereof has resolved to recommend that the holders of HCR Common Stock approve the HCR Voting Proposal.

     (aa) Ownership of Stock of Manor Care. Neither HCR, nor any of HCR's affiliates, owns or has owned within the five-year period ending at the Effective Time any capital stock of Manor Care.

     (bb) Pooling of Interests. To the knowledge of HCR, after consultation with its independent auditors, neither HCR nor any of its Subsidiaries, nor any of their respective affiliates has taken any action or failed to take any action that would prevent Manor Care from accounting for the Merger as a pooling of interests. HCR has received a letter from Ernst & Young, dated as of June 10, 1998, advising it that, subject to the limitations set forth in its letter, Ernst & Young concurs with management's conclusion that, as of the date of its letter, no conditions exist that would preclude HCR's accounting for the Merger as a pooling of interests.

                                   ARTICLE V.

                 CONDUCT OF BUSINESS BEFORE THE EFFECTIVE TIME

     5.1 Conduct of Manor Care. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Manor Care covenants and agrees that it will conduct its business, cause the businesses of its Subsidiaries (other than the Public Subsidiaries) and undertake its reasonable best efforts to cause the business of the Public Subsidiaries (excluding Vitalink from and after consummation of the transactions contemplated by the Vitalink Merger Agreement as in effect on the date hereof) to be conducted, in the ordinary course, other than actions taken by Manor Care and its Subsidiaries, as the case may be, as expressly contemplated or required by this Agreement, and Manor Care shall use all reasonable best efforts to preserve substantially intact its and its Subsidiaries' business organization, to keep available all services of its present officers, employees and consultants and to preserve its and its Subsidiaries' present relationships with customers, suppliers and other persons with which it or any of its Subsidiaries has significant business relations; provided, however, that this Section 5.1 shall not be violated by any action required or expressly contemplated by the Vitalink Merger Agreement as in effect on the date hereof. By way of amplification and not limitation, subject to the proviso contained in the immediately preceding sentence, except as contemplated by this Agreement, Manor Care and its Subsidiaries shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of HCR:

     (a) accelerate, amend, or change the period of exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of those plans except as required by the terms of those plans or any related agreements or other agreements in effect as of the date of this Agreement;

     (b) transfer or license to any person or entity or otherwise extend, amend, or modify any rights to its Proprietary Rights, other than in the ordinary course of business consistent with past practices;

     (c) declare or pay any dividends on or make any other distributions (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock, except that Manor Care may pay regular quarterly cash dividends on dates substantially consistent with the dates of the dividend payments in 1997 at a rate not to exceed $.022 per share per quarter, or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock and other than in connection with the administration of its Employee Benefit Plans in the ordinary course of business consistent with past practice and except that a wholly-owned subsidiary of Manor Care may declare and pay a dividend to its parent;

     (d) issue, deliver, or sell or authorize or propose the issuance, delivery, or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities (other than the grant of options to employees in a manner consistent with past practices and pursuant to currently existing stock option plans, and the issuance of shares upon the exercise of options, or upon the exercise of any Rights under the Manor Care Rights Agreement outstanding as of the date hereof), or designate any class or series of capital stock from its authorized but undesignated preferred stock;

     (e) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of such party and its Subsidiaries, taken as a whole;

     (f) sell, lease, license, or otherwise dispose of any of its properties or assets that are material, individually or in the aggregate, to the business of such party and its Subsidiaries, taken as a whole, other than in the ordinary course of business;

     (g) (i) increase the compensation or benefits payable or to become payable to its officers or employees, except for increases in compensation in the ordinary course of business, (ii) enter into any employment or severance agreements with any person, (iii) grant any severance or termination pay to, except pursuant to agreements, or policies disclosed in the Disclosure Schedule of such party, in effect as of the date of this

Agreement, or enter into any employment or severance agreement with, any employee, except severance agreements in accordance with the policies disclosed in the Disclosure Schedule of such party, (iv) enter into any collective bargaining agreement, (v) establish, adopt, enter into, modify, or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy, or arrangement for the benefit of any directors, officers, or employees except as may be required by law, or (vi) establish any new executive employee position;

     (h) (i) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than revaluations that it or its Subsidiaries' auditors require in accordance with generally accepted accounting principles or in the ordinary course of business or (ii) change or modify in any material respect any existing accounting method, principal, or practice other than as required by generally accepted accounting principles;

     (i) incur, except borrowings for working capital purposes or to fund capital expenditures pursuant to existing credit agreements or borrowings to make capital expenditures permitted by clause (k), any indebtedness for borrowed money or guarantee or assume any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the party or any of its Subsidiaries or guarantee any debt securities of others, or voluntarily prepay any outstanding indebtedness, provided that nothing herein shall preclude intercompany indebtedness, guaranties, or assumptions;

     (j) amend or propose to amend its charter documents or bylaws or similar organizational documents;

     (k) make any capital expenditure or commitment for which it is not contractually bound as of the date hereof except expenditures and commitments incurred in the ordinary course of business;

     (l) enter into any new Manor Care Material Contract (other than in the ordinary course of business), or modify in any respect materially adverse to such party or any of its Subsidiaries any existing Material Contract which is not terminable by Manor Care upon 30 days' or less notice without penalty or payment; or

     (m) maintain Manor Care's books and records in a manner other than in the ordinary course of business consistent with past practice;

     (n) take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (l) above, or any action that is reasonably likely to make any of its representations or warranties contained in this Agreement untrue or incorrect such that the condition set forth in Section 7.2(a) shall not be satisfied.

     5.2. Conduct of HCR. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, HCR covenants and agrees that it will conduct its business, and cause the businesses of its Subsidiaries to be conducted, in the ordinary course, other than actions taken by HCR and its Subsidiaries as expressly contemplated or required by this Agreement, and HCR shall use all reasonable best efforts to preserve substantially intact its and its Subsidiaries' business organization, to keep available all services of its present officers, employees and consultants and to preserve its and its Subsidiaries' present relationships with customers, suppliers and other persons with which it or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, HCR and its Subsidiaries shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Manor Care:

     (a) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary of HCR may declare and pay a dividend to its parent;

     (b) take or agree in writing or otherwise to take any action described in this Section 5.2 or any action that is reasonably likely to make any of the representations or warranties of HCR contained in this Agreement untrue or incorrect such that the condition set forth in Section 7.3(a) shall not be satisfied;

     (c) amend or otherwise change the Certificate of Incorporation or By-laws of HCR;

     (d) issue, deliver, or sell or authorize or propose the issuance, delivery, or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities (other than pursuant to issuance in connection with (i) an acquisition or exchange offer permitted under Section 5.2(i), (ii) the grant of options to employees in a manner consistent with past practices and pursuant to currently existing stock option plans, and (iii) the issuance of shares upon the exercise of options or upon the exercise of any Rights under the HCR Rights Agreement outstanding as of the date hereof) or designate any class or series of capital stock from its authorized but undesignated preferred stock;

     (e) (i) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than revaluations that it or its Subsidiaries' auditors require in accordance with generally accepted accounting principles or in the ordinary course of business or (ii) change or modify in any material respect any existing accounting method, principal, or practice other than as required by GAAP;

     (f) maintain HCR's books and records in a manner other than in the ordinary course of business consistent with past practice;

     (g) accelerate, amend, or change the period of exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of those plans except as required by the terms of those plans or any related agreements or other agreements in effect as of the date of this Agreement;

     (h) transfer or license to any person or entity or otherwise extend, amend, or modify any rights to its Proprietary Rights, other than in the ordinary course of business consistent with past practices;

     (i) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division or otherwise acquire or agree to acquire any assets (an "Acquisition") that are material, individually or in the aggregate, to the business of such party and its Subsidiaries, taken as a whole; provided, however, that HCR may undertake any Acquisition in which the consideration payable by HCR does not exceed $50 million so long as the consideration payable by HCR in all such Acquisitions does not exceed $100 million after the date hereof;

     (j) (i) increase the compensation or benefits payable or to become payable to its officers or employees, except for increases in compensation in the ordinary course of business, (ii) enter into any employment or severance agreements with any person, (iii) grant any severance or termination pay to, except pursuant to agreements, or policies disclosed in the Disclosure Schedule of such party, in effect as of the date of this Agreement, or enter into any employment or severance agreement with, any employee, except severance agreements in accordance with the policies disclosed in the Disclosure Schedule of such party, (iv) enter into any collective bargaining agreement, (v) establish, adopt, enter into, modify, or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy, or arrangement for the benefit of any directors, officers, or employees except as may be required by law, or (vi) establish any new executive employee position; provided, however, that not withstanding the foregoing, HCR may take any action prohibited by this Section 5.2 with respect to the matters which are the subject of this Section 5.2(j) so long as the aggregate cost thereof to HCR after the date hereof does not exceed $40 million;

     (k) incur, except borrowings for working capital purposes or to fund capital expenditures pursuant to existing credit agreements or borrowings to make capital expenditures permitted by Clause (l), any indebtedness for borrowed money or guarantee or assume any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the party or any of its Subsidiaries or guarantee any debt securities of others, or voluntarily prepay any outstanding indebtedness, provided that nothing herein shall preclude intercompany indebtedness, guaranties, or assumptions; and

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

     (l) make any capital expenditure or commitment for which it is not contractually bound as of the date hereof except expenditures and commitments incurred in the ordinary course of business.

     5.3 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of HCR and Manor Care shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party and its counsel with copies of all filings made by the party with any Governmental Entity in connection with this Agreement, the Merger, and the transactions contemplated hereby.

                                  ARTICLE VI.

                              ADDITIONAL COVENANTS

     6.1. No Solicitation.

     (a) Neither Manor Care nor HCR may, directly or indirectly, through any officer, director, employee, representative, or agent thereof or of any of its Subsidiaries, other than, with respect to Manor Care, as required or expressly contemplated by the Vitalink Merger Agreement as in effect on the date hereof,
(i) seek, initiate, or solicit any inquiries, proposals, or offers from any person or group to acquire (or which would result in the beneficial ownership of) a majority of the shares of the capital stock (including by way of a tender offer) of it or of its Significant Subsidiaries, to merge or consolidate with it or any Significant Subsidiary or to otherwise acquire any significant portion of the assets of it and/or its Significant Subsidiaries, taken as a whole, or similar transaction involving Manor Care or any of its Significant Subsidiaries or HCR or any of its Significant Subsidiaries, as the case may be, or, in the case of Manor Care or its affiliates, seek to effect (1) the acquisition of any shares of Manor Care Common Stock held by the Key Stockholders or (2) the Restructuring Transactions (any of the foregoing restricted inquiries, proposals, or offers being referred to as an "Acquisition Proposal"), except in each case as required or expressly contemplated by the Vitalink Merger Agreement as in effect on the date hereof (ii) engage in negotiations or discussions concerning an Acquisition Proposal with any person or group or disclose or provide any non-public information relating to the business of such party or any Significant Subsidiary, or afford access to the properties, books, or records of the party or any Significant Subsidiary, to any person or group that such party has reason to believe may be considering an Acquisition Proposal, or (iii) agree to, approve, or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Manor Care or HCR, or their respective Board of Directors, from (A) furnishing non-public information or access to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders, if and only to the extent that (1) a third party has made a written proposal to the Board of Directors of Manor Care or HCR, as applicable, to consummate an Acquisition Proposal, which proposal identifies a price or range of values to be paid for the outstanding securities or substantially all of the assets of Manor Care or HCR, as applicable, (2) the Board of Directors of such party believes in good faith, after consultation with its financial advisor, that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to the stockholders of such party than the transaction contemplated by this Agreement (a "Superior Proposal"), (3) the Board of Directors of such party determines in good faith, following consultation with outside legal counsel, that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law, and (4) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person or entity an executed confidentiality agreement on terms no less favorable to Manor Care or HCR, as the case may be, than those contained in the respective Confidentiality Agreements discussed in
Section 6.14 hereof, or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in
Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1993, as such Regulation is in effect on the date hereof. Each of Manor Care and HCR shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any party conducted heretofore with respect to any Acquisition Proposal. Each of Manor Care and HCR agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless the Board of Directors of Manor Care or HCR, as applicable, determines in good faith, following consultation with outside legal counsel, that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

     (b) Each of Manor Care or HCR shall immediately notify the other upon receipt by it or its advisers of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books, or records thereof by any person or entity that informs Manor Care or HCR, as the case may be, that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and in reasonable detail the terms and conditions of such proposal, inquiry or contact. The notifying party shall continue to keep the other party hereto informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated. Notwithstanding the foregoing, neither Manor Care nor HCR shall accept or enter into any agreement concerning a Superior Proposal for a period of at least five business days after the other party's receipt of the notification of the terms thereof pursuant to the second preceding sentence (and only in compliance with the terms of Article IX hereof), during which period the other party shall be afforded the opportunity to match the terms and conditions contained in such Superior Proposal.

     6.2. Joint Proxy Statement; Registration Statement.

     (a) As promptly as practicable after the execution of this Agreement, HCR and Manor Care shall prepare and file with the SEC a joint proxy statement/prospectus (the "Joint Proxy Statement") to be sent to the stockholders of HCR and Manor Care in connection with the meeting of HCR's stockholders (the "HCR Stockholders' Meeting") and of Manor Care's stockholders (the "Manor Care Stockholders' Meeting") to consider the Merger Agreement and the issuance of HCR Common Stock in connection therewith, and HCR shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which the shares of HCR Common Stock to be issued in connection with the Merger will be registered under the Securities Act (the "Registration Statement"), in which the Joint Proxy Statement will be included as a prospectus. HCR may delay the filing of the Registration Statement until after the Joint Proxy Statement has been declared effective. HCR and Manor Care shall use all reasonable best efforts to cause the Registration Statement to become effective as soon after filing as practicable. HCR, Merger Sub and Manor Care shall cooperate with each other in the preparation of the Joint Proxy Statement, and HCR shall notify Manor Care of the receipt of any comments of the SEC with respect to the Joint Proxy Statement and of any requests by the SEC of any amendment or supplement thereto or for additional information and shall provide to Manor Care promptly copies of all correspondence between HCR or any representative of HCR and the SEC. HCR shall give Manor Care and its counsel the opportunity to review the Joint Proxy Statement prior to its being filed with the SEC and shall give Manor Care and its counsel the opportunity to review all amendments and supplements to the Joint Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of HCR, Manor Care and Merger Sub agrees to use all reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Joint Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of HCR Common Stock and Manor Care Common Stock entitled to vote at the special meetings at the earliest practicable time. The Joint Proxy Statement shall include the recommendation of the Board of Directors of Manor Care in favor of this Agreement and the Merger and the recommendation of the Board of Directors of HCR in favor of the HCR Voting Proposal, provided that the Board of Directors of either Manor Care or HCR may withdraw such recommendation if it determines in good faith, after consultation with its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law. HCR and Manor Care shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

     (b) Manor Care shall take all action necessary to cause the representation set forth in Section 4.1(f) to be true and correct at all applicable times with respect to each of the Joint Proxy Statement and the Registration Statement.

     (c) HCR shall take all action necessary to cause the representation set forth in Section 4.2(f) to be true and correct at all applicable times with respect to each of the Joint Proxy Statement and the Registration Statement.

     (d) As soon as reasonably practicable, Manor Care and HCR shall take all such actions as may be necessary to comply with state "blue sky" or securities laws in connection with the transactions contemplated by this Agreement.

     6.3. Access to Information. Upon reasonable notice and to the extent permitted under applicable law and the provisions of agreements to which HCR or Manor Care, as the case may be, is a party, including, without limitation, the agreements relating to the Vitalink Transaction, Manor Care and HCR shall each (and shall cause their respective Subsidiaries to) afford to the officers, employees, accountants, counsel, and other representatives of the other, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments, and records and will cause its, and its Subsidiaries', employees, counsel, financial advisers, and auditors to cooperate with the other party and its officers, employees, and representatives in its investigation of the business of such party and its Subsidiaries and, during such period, each of Manor Care and HCR shall (and shall cause their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties, and personnel as such other party or its representatives may reasonably request. Such investigations shall be conducted in a manner as not to unreasonably interfere with the operations of the other party and its Subsidiaries and will take all necessary precautions (including obtaining the written agreement of its respective employees or representatives involved in such investigation) to protect the confidentiality of any information of the other party and its Subsidiaries disclosed to such persons during such investigation. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall be deemed to modify a representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     6.4. Stockholders' Meetings.

     (a) Manor Care and HCR each shall call a special meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting, in the case of Manor Care, upon adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby (the "Manor Care Voting Proposal") and, in the case of HCR, upon the issuance of shares of HCR Common Stock in the Merger (the "HCR Stock Issuance") and the approval of the bylaw amendment described in the parenthetical of Section 6.18(d) which will, among other things, require a supermajority vote of stockholders or directors to amend certain of HCR's bylaw's corporate governance provisions after the Effective Time (the "HCR Bylaw Amendment" and, together with the HCR Stock Issuance, the "HCR Voting Proposal"). Subject to Section 6.2(a), Manor Care and HCR will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of the meetings and shall use reasonable best efforts to hold the meetings on the same day and as soon as practicable after the date hereof. Each party shall use reasonable best efforts to solicit from its stockholders proxies in favor of such matters as long as the recommendation of its Board of Directors remains in effect.

     (b) To the extent not prohibited by Section 5.1 or 5.2, each of Manor Care and HCR may also submit additional proposals to such party's stockholders at such party's stockholder's meeting separate from the proposal referred to in
Section 6.4(a). The approval by HCR's stockholders or Manor Care's stockholders of such additional proposals shall not be a condition to the closing of the Merger under this Agreement.

     6.5. Legal Conditions to Merger. (a) Each of HCR and Manor Care will undertake its reasonable best efforts to comply promptly with all legal requirements that may be imposed on it with respect to the Merger (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of HCR and Manor Care will, and will cause its Subsidiaries to, undertake its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Entity or other public third party, required to be obtained or made by HCR, Manor Care, or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Notwithstanding anything to the contrary in this Section 6.5, neither Manor Care nor HCR nor any of their respective Subsidiaries shall be required to sell, otherwise dispose of or hold separate (through the establishment of a trust or otherwise) assets or Subsidiaries of Manor Care or HCR or of any of their Subsidiaries having a fair market value of more than $150 million or to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

     (b) HCR and Manor Care shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

     6.6. Tax-Free Reorganization. HCR and Manor Care shall each use reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

     6.7. Pooling Accounting. HCR and Manor Care shall each use reasonable best efforts to cause the Merger to be accounted for as a pooling of interests. Each of HCR and Manor Care shall use reasonable best efforts to cause its respective affiliates not to take any action that would adversely affect the ability of HCR to account for the Merger as a pooling of interests.

     6.8. Affiliate Agreements.

     (a) Manor Care shall, within five business days of the date hereof, deliver to HCR a list (reasonably satisfactory to counsel for HCR), setting forth the names of all persons who are expected to be, at the time of the Manor Care Stockholders' Meeting, in Manor Care's reasonable judgment, "affiliates" of Manor Care for purposes of Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment. Manor Care shall furnish such information and documents as HCR may reasonably request for the purpose of reviewing the list. Manor Care shall use reasonable best efforts to cause each person who is identified as an affiliate in the list furnished pursuant to this Section 6.8(a) to execute a written agreement, as soon as practicable after the date hereof, in substantially the form of Exhibit C hereto (each a "Manor Care Affiliate Agreement").

     (b) HCR shall, within five business days of the date hereof, deliver to Manor Care a list (reasonably satisfactory to counsel for Manor Care) setting forth the names of all persons who are expected to be, at the time of the HCR Stockholders' Meeting, in HCR's reasonable judgment, affiliates of HCR under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment. HCR shall furnish such information and documents as Manor Care may reasonably request for the purpose of reviewing the list. HCR shall use reasonable best efforts to cause each person who is identified as an affiliate in the list furnished pursuant to this Section 6.8(b) to execute a written agreement as soon as practicable after the date hereof in substantially the form of Exhibit D hereto (each, an "HCR Affiliate Agreement").

     6.9. NYSE Listing. HCR shall cause the shares of HCR Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, before the Closing Date.

     6.10. Restricted Stock Plans. At the Effective Time, each outstanding Manor Care Award, whether vested or unvested, shall be assumed by HCR, except that each Manor Care Award shall apply to that number of whole shares of HCR Common Stock equal to the product of the number of shares of Manor Care Common Stock that were subject to such award immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the next highest whole number of shares of HCR Common Stock.

     6.11. Consents; Other Approvals.

     (a) Subject to the terms and conditions of this Agreement, each of HCR and Manor Care shall use their reasonable best efforts to obtain all necessary consents, waivers, and approvals under any of HCR's or Manor Care's material agreements, contracts, licenses, or leases in connection with the Merger.

     (b) Manor Care shall undertake its reasonable best efforts to cause IHH to provide the approvals required under Section 7.2(f) including, without limitation, by removal and replacement of directors, taking actions as shareholders by consent or vote and causing the filing of all filings and other materials with the SEC requisite or useful to the foregoing.

     6.12. Reports. From and after the Effective Time and so long as necessary in order to permit Manor Care's affiliates to sell the shares of HCR Common Stock received by them as a result of the Merger pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, HCR will use its reasonable best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Exchange Act, referred to in paragraph (c)(1) of Rule 144 under the Securities Act.

     6.13. Additional Agreements; Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, including Section 6.2(a), each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the vote of stockholders of HCR and Manor Care described in Section 6.4. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either of Manor Care and Merger Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     6.14. Confidentiality Agreement. The Confidentiality Agreements between Manor Care and HCR dated May 12, 1998 shall remain in full force and effect until the later of the Effective Time or such date specified in the Confidentiality Agreement. Until the Effective Time, Manor Care and HCR shall comply with the terms of such Confidentiality Agreements.

     6.15. Stock Option Agreements. Each of Manor Care and HCR agrees to grant the option described in the Stock Option Agreements immediately upon execution of this Agreement and to fully perform its obligations under the Stock Option Agreements.

     6.16. Stockholder Litigation. Manor Care shall give HCR the reasonable opportunity to participate in the defense of any stockholder litigation against Manor Care or its directors relating to the transactions contemplated hereby or the Vitalink Transaction.

     6.17. Pooling Letters. (a) HCR shall use reasonable best efforts to cause to be delivered to HCR and Manor Care a letter of Ernst & Young LLP, dated as of a date within two business days before the date of the Joint Proxy Statement shall be mailed, regarding its concurrence with HCR management's and Manor Care management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

     (b) Manor Care shall use reasonable best efforts to cause to be delivered to HCR and Manor Care a letter of Arthur Andersen LLP, dated as of a date within two business days before the date of the Joint Proxy Statement shall be mailed, regarding its concurrence with HCR management's and Manor Care management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

     (c) Manor Care and HCR shall each provide reasonable cooperation to Arthur Andersen LLP and Ernst & Young LLP to enable them to issue such letters.

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

     6.18. Post-Merger HCR Corporate Governance

     (a) At the Effective Time, the total number of persons serving on the Board of Directors of HCR shall be ten (unless otherwise agreed in writing by Manor Care and HCR prior to the Effective Time), half of whom shall be Manor Care Directors and half of whom shall be HCR Directors (as such terms are defined below). The persons to serve initially on the Board of Directors of HCR effective at the Effective Time who are Manor Care Directors (and the classes to which they will be appointed) shall be Stewart Bainum, Jr. (Class I); William H. Longfield (Class I); Stewart Bainum (Class II); Gail R. Wilensky (Class II); Kennett L. Simmons (Class III). The persons to serve initially on the Board of Directors of HCR effective at the Effective Time who are HCR Directors (and the classes in which they will remain) shall be Paul A. Ormond (Class I); Joseph H. Lemieux (Class II); Thomas L. Young (Class III); Robert G. Siefers (Class III);
M. Keith Weikel (Class III). The initial Board of Directors of HCR at the Effective Time shall include no more than two Manor Care Directors and no more than two HCR Directors who, prior to the Effective Time, were employees of Manor Care or HCR, respectively. In the event that, prior to the Effective Time, any person so selected to serve on the Board of Directors of HCR effective at and immediately after the Effective Time is unable or unwilling to serve in such position, the Board of Directors which selected such person shall designate another person to serve in such person's stead in accordance with the provisions of the immediately preceding sentence. From and after the Effective Time until and including the second annual meeting of stockholders of HCR held after the Effective Time (the "Second Meeting"), (i) the size of the Board of Directors of HCR shall not be increased or decreased unless such increase or decrease is approved by not less than 75% of the members thereof and (ii)(A) if any vacancy occurs as the result of the death, resignation or removal of a Manor Care Director or an HCR Director or (B) if any seat held by a Manor Care Director or HCR Director is subject to nomination for election of a director, then, in the case of either (A) or (B), subject to the fiduciary duties of the Directors of HCR, the Board of Directors shall promptly take all necessary actions and appoint or nominate, as the case may be, such person or persons as may be, requested by the remaining Manor Care Directors (in the case of a vacancy or nomination concerning a Manor Care Director) or by the remaining HCR Directors (in the case of a vacancy or nomination concerning an HCR Director). The term "Manor Care Director" means (i) any person who becomes a Director of HCR at the Effective Time pursuant to the second or fifth sentences of this Section 6.18(a) and (ii) any person who becomes a Director of HCR pursuant to the preceding sentence and who is designated by the Manor Care Directors; and the term "HCR Director" means (i) any person who continues or becomes a Director of HCR at the Effective Time pursuant to the third or fifth sentences of this Section 6.18(a) and (ii) any person who becomes a Director of HCR pursuant to the preceding sentence and who is designated by the HCR Directors.

     (b) Immediately following the Effective Time, the current Chief Executive Officer of HCR shall continue as President and Chief Executive Officer of HCR and the current President and Chief Executive Officer of Manor Care shall be Chairman of the Board of HCR.

     (c) From and after the Effective Time until and including the Second Meeting, the Board of Directors of HCR shall, subject to their fiduciary duties, promptly take all necessary action to increase the size of each existing committee to four members and take such action to assure that such committee and any other committee of the Board of Directors is comprised one-half of HCR Directors and one-half of Manor Care Directors.

     (d) Each of Manor Care and HCR shall take such action as shall reasonably be deemed by either thereof to be advisable to give effect to the provisions set forth in this Section 6.18, including without limitation incorporating such provisions in the Bylaws of HCR to be effective at the Effective Time (which Bylaws will provide that, during the period set forth above, (i) the Board of Directors of HCR may not amend such provisions without the approval of not less than 75% of the members of the Board of Directors of HCR and (ii) the stockholders of HCR may not amend such Bylaws without the approval of HCR stockholders owning not less than 80% of the outstanding shares of HCR).

     6.19. Name Change. Immediately following the Effective Time, a newly established, wholly owned subsidiary of HCR shall merge into HCR with HCR surviving, and HCR shall change its name to HCR Manor Care, Inc. pursuant to
Section 253(b) of the DGCL. On the one-year anniversary of the Effective Time, unless after the

Effective Time the HCR Board of Directors resolves otherwise, HCR shall change its name to Manor Care, Inc. pursuant to Section 253(b) of the DGCL or, if such section or a successor section is not available for this purpose, as then otherwise permitted under applicable law.

                                 ARTICLE VII.

                             CONDITIONS PRECEDENT

     7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction before the Closing Date of the following conditions, any of which may be waived, to the extent legally allowed, in writing, by mutual consent of Manor Care and HCR:

     (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Manor Care as may be required by law, by the rules of the New York Stock Exchange, and by any applicable provisions of its Certificate of Incorporation or Bylaws, and the HCR Voting Proposal shall have been approved by the requisite vote of the stockholders of HCR as may be required by law, by the rules of the New York Stock Exchange, and by any applicable provisions of its Certificate of Incorporation or Bylaws.

     (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) Approvals. There shall have been obtained permits, consents, and approvals of securities or "blue sky" commissions or agencies of any jurisdiction and of other governmental bodies or agencies that may reasonably be deemed necessary so that the consummation of the Merger and the other transactions contemplated hereby will be in compliance with applicable laws except where the failure to obtain such permits, consents and approvals would not be reasonably expected to have a Material Adverse Effect on Manor Care or HCR.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. The Joint Proxy Statement shall have been delivered to the stockholders of Manor Care and HCR in accordance with the requirements of the Securities Act and the Exchange Act.

     (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or materially limiting or restricting HCR's conduct or operation of the business of HCR or Manor Care after the Merger shall have been issued, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending which if adversely determined would be reasonably likely to have a Material Adverse Effect on HCR or Manor Care; nor shall there be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger which makes the consummation of the Merger illegal.

     (f) Pooling Letters. Manor Care and HCR shall have received letters from Arthur Andersen LLP and Ernst & Young LLP, respectively, addressed to Manor Care and HCR, respectively, regarding their concurrence with the respective conclusions of management of Manor Care and HCR, as to the appropriateness of the pooling of interest accounting, under Accounting Principles and Board Opinion No. 16 for the Merger, if closed and consummated in accordance with this Agreement.

     (g) Tax Opinions. HCR shall have received the opinion of Latham & Watkins and Manor Care shall have received the opinion of Cahill Gordon & Reindel, which opinions shall be dated on or about the date the Joint Proxy Statement is first mailed to the stockholders of Manor Care and HCR and which shall be updated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that none of HCR, Merger Sub, Manor Care or Manor Care stockholders shall recognize gain or loss for federal income tax purposes as a result of the Merger (other than with respect to any cash received in lieu of fractional shares of HCR Common Stock), and substantially in the forms attached to HCR's and Manor Care's respective Disclosure Schedules. In rendering such opinions, Latham & Watkins and Cahill Gordon & Reindel may rely upon representation letters of HCR and Manor Care substantially in the forms attached to HCR's and Manor Care's respective Disclosure Schedules.

     (h) NYSE. The shares of HCR Common Stock to be issued in the Merger shall have been approved for listing on the NYSE.

     7.2. Additional Conditions to Obligations of HCR and Merger Sub. The obligations of HCR and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing by HCR and Merger Sub:

     (a) Representations and Warranties. The representations and warranties of Manor Care contained in Section 4.1 of this Agreement (i) shall be true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct immediately before the Effective Time, with the same force and effect as if made on and as of the Effective Time, except to the extent any inaccuracies in any such representations or warranties, individually or in the aggregate, do not materially impair the ability of Manor Care to consummate the transactions contemplated hereby and would not have a Material Adverse Effect on Manor Care (provided that, solely for purposes of clause (ii) of this Section 7.2(a), any representation or warranty in Section 4.1 that is qualified by Material Adverse Effect language shall be read as if such language were not present), and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; HCR shall have received a certificate signed on behalf of Manor Care by the chief executive officer and chief financial officer of Manor Care to that effect.

     (b) Performance of Obligations of Manor Care. Manor Care shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date, and HCR shall have received a certificate signed on behalf of Manor Care by the chief executive officer and the chief financial officer of Manor Care to that effect.

     (c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred or arisen any event, circumstance or condition in the business, operations, results of operations, properties, or financial condition of Manor Care and its Subsidiaries, taken as a whole except for (a) such changes that, individually or in the aggregate, would not have a Material Adverse Effect on Manor Care or (b) any Anticipated Change.

     (d) Consents. Manor Care shall have obtained all necessary consents, waivers, and approvals required under any of its material agreements, contracts, and licenses, except those consents the failure of which to obtain would not have a Material Adverse Effect on Manor Care or materially impair the ability of Manor Care to consummate the Merger.

     (e) Manor Care Rights Agreement. No Manor Care Rights shall have become exercisable under the Manor Care Rights Agreement.

     (f) IHH Matters. The Board of Directors of IHH shall have been presented this Agreement and the Ancillary Agreements and provided such approvals as are sufficient to render inapplicable, with respect to IHH, the Merger and the other transactions contemplated by this Agreement and by the Ancillary Agreements the restrictions of Section 302A.673 of the Minnesota Business Corporation Act (the "MBCA"). The articles or bylaws of IHH shall have been amended to render Section 302A.671 of the MBCA inapplicable to the Merger and the other transactions contemplated by this Agreement and by the Ancillary Agreements.

     7.3 Additional Conditions to Obligations of Manor Care. The obligation of Manor Care to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing by Manor Care:

     (a) Representations and Warranties. The representations and warranties of HCR and Merger Sub contained in Section 4.2 of this Agreement (i) shall be true and correct in all respects as of the date of this

Agreement and (ii) shall be true and correct immediately before the Effective Time, with the same force and effect as if made on and as of the Effective Time, except to the extent any inaccuracies in any such representations or warranties, individually or in the aggregate, do not materially impair the ability of HCR or Merger Sub to consummate the transactions contemplated hereby and would not have a Material Adverse Effect on HCR (provided that, solely for purposes of clause
(ii) of this Section 7.3(a), any representation or warranty in Section 4.2 that is qualified by Material Adverse Effect language shall be read as if such language were not present), and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; Manor Care shall have received a certificate signed on behalf of HCR and Merger Sub by the chief executive officer and chief financial officer of each of HCR and Merger Sub to that effect.

     (b) Performance of Obligations of HCR and Merger Sub. HCR and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or before the Closing Date, and Manor Care shall have received a certificate signed on behalf of HCR by the chief executive officer and the chief financial officer of HCR to that effect.

     (c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred or arisen any event, circumstance or condition in the business, operations, results of operations, properties, or financial condition of HCR and its Subsidiaries, taken as a whole except for (a) such changes that, individually or in the aggregate, would not have a Material Adverse Effect on HCR or (b) any Anticipated Change.

     (d) Consents. HCR shall have obtained all necessary consents, waivers, and approvals required under any of its material agreements, contracts, and licenses, except those consents the failure of which to obtain would not have a Material Adverse Effect on HCR or materially impair the ability of HCR to consummate the Merger.

     (e) HCR Rights Agreement. No HCR Rights shall have become exercisable under the HCR Rights Agreement.

                                 ARTICLE VIII.

               CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME

     8.1. Employee Matters

     (a) HCR shall or shall cause the Surviving Corporation to maintain in effect, for a period of one (1) year after the Effective Time, employee benefit plans and arrangements which, with respect to the employees of Manor Care and its Subsidiaries (for so long as they are Subsidiaries) as a whole, provide benefits which are of substantially comparable value, in the aggregate, to the benefits provided by the Manor Care Employee Plans (not taking into account any benefits under any such plans which are equity based).

     (b) For purposes of determining eligibility to participate and vesting, but not accrual or entitlement to benefits other than severance benefit accrual where length of service is relevant under any employee benefit plan or arrangement of HCR or the Surviving Corporation, employees of Manor Care and its Subsidiaries (for so long as they are Subsidiaries) as of the Effective Time shall receive service credit for service with Manor Care and any of its Subsidiaries (for so long as they are Subsidiaries) to the same extent that such service was recognized under the Manor Care Employee Plans and shall waive any pre-existing condition exclusions and actively-at-work requirements and provide that any expenses incurred on or before the Effective Time by an employee of Manor Care or its Subsidiaries (for so long as they are Subsidiaries) or such employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

     (c) From and after the Effective Time, HCR shall cause Manor Care to abide by the terms of the employment and severance agreements, arrangements and policies in effect at the Effective Time.

     (d) This Section 8.1 is not intended to be for the benefit of and shall not be enforceable by any employee or former employee of Manor Care or any of its Subsidiaries or any dependent, beneficiary or collective bargaining representative of any such employee or former employee.

     8.2. Indemnification. All rights to indemnification, expense advancement, and exculpation existing in favor of any present or former director, officer, or employee of Manor Care or any of its Subsidiaries as provided in the Certificate of Incorporation, Bylaws, or similar organizational documents of Manor Care or any of its Subsidiaries or by law as in effect on the date hereof shall survive the Merger with respect to matters occurring at or prior to the Effective Time, and no action taken during such period shall be deemed to diminish the obligations set forth in this Section 8.2. HCR hereby guarantees, effective at the Effective Time, all obligations of the Surviving Corporation and the Subsidiaries in respect of such indemnification and expense advancement.

     8.3. Directors and Officers Liability Insurance. For a period of at least six years after the Effective Time, HCR shall cause the Surviving Corporation to maintain in effect either (i) the current policy of directors' and officers' liability insurance maintained by Manor Care (provided that HCR or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Effective Time (including consummation of the transactions contemplated by this Agreement), or
(ii) a run-off (that is, "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within four years after the Effective Time arising from facts or events that occurred at or before the Effective Time (including consummation of the transactions contemplated by this Agreement); provided, however, in no event shall HCR or the Surviving Corporation be required to pay annual premiums in excess of 200% of the annual premium currently paid by Manor Care; and if such premium would at any time exceed 200% of such amount, HCR or the Surviving Corporation may maintain policies that provide the best coverage available for 200% of such amount, and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of Manor Care or any of its Subsidiaries.

                                  ARTICLE IX.

                                  TERMINATION

     9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 9.1(b) through 9.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of HCR or Manor Care:

     (a) by mutual written consent of Manor Care and HCR; or

     (b) by either Manor Care or HCR if the Merger shall not have been consummated by December 31, 1998; provided, however, such date shall be extended to March 31, 1999 in the event all conditions to effect the Merger other than those set forth in 7.1(c) or (e) have been or are capable of being satisfied at such time and the conditions set forth in Section 7.1(c) and (e) have been or are reasonably capable of being satisfied on or prior to March 31, 1999 (December 31, 1998, as it may be so extended, shall be referred to herein as the "Outside Date"), provided that the right to terminate this Agreement under this
Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

     (c) by either Manor Care or HCR if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

     (d) by Manor Care, if, at the HCR Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of HCR in favor of the HCR Voting Proposal shall not have been obtained; or by HCR if, at the Manor Care Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of Manor Care in favor of the Manor Care Voting Proposal shall not have been obtained; or

     (e) by Manor Care, if (i) the Board of Directors of HCR shall have withdrawn or modified its recommendation of the HCR Voting Proposal; (ii) after the receipt by HCR of a proposal concerning an Alternative Transaction, Manor Care requests in writing that the Board of Directors of HCR reconfirm its recommendation of the HCR Voting Proposal and the Board of Directors of HCR fails to do so within 10 business days after its receipt of Manor Care's request; (iii) the Board of Directors of HCR shall have recommended to the stockholders of HCR an Alternative Transaction; (iv) a tender offer or exchange offer that, if successful, would result in any person or "group" becoming a "beneficial owner" (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of 35% or more of the outstanding shares of HCR Common Stock is commenced (other than by Manor Care or an affiliate of Manor Care) and the Board of Directors of HCR recommends that the stockholders of HCR tender their shares in such tender or exchange offer or
(v) for any reason HCR fails to call and hold the HCR Stockholders' Meeting by the Outside Date (provided that Manor Care's right to terminate this Agreement under such clause (v) shall not be available if at such time HCR would be entitled to terminate this Agreement under Section 9.1(g)); or

     (f) by HCR, if (i) the Board of Directors of Manor Care shall have withdrawn or modified its recommendation of this Agreement; (ii) after the receipt by Manor Care of a proposal concerning an Alternative Transaction, HCR requests in writing that the Board of Directors of Manor Care reconfirm its recommendation of this Agreement and the Merger and the Board of Directors of Manor Care fails to do so within 10 business days after its receipt of HCR's request; (iii) the Board of Directors of Manor Care shall have recommended to the stockholders of Manor Care an Alternative Transaction; (iv) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 35% or more of the outstanding shares of Manor Care Common Stock is commenced (other than by HCR or an affiliate of HCR) and the Board of Directors of Manor Care recommends that the stockholders of Manor Care tender their shares in such tender or exchange offer; or (v) for any reason Manor Care fails to call and hold the Manor Care Stockholders' Meeting by the Outside Date (provided that HCR's right to terminate this Agreement under such clause (v) shall not be available if at such time Manor Care would be entitled to terminate this Agreement under Section 9.1(g)); or

     (g) by Manor Care or HCR, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.3 (in the case of termination by Manor Care) or in Section 7.2 (in the case of termination by HCR) not to be satisfied, and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party; or

     (h) by Manor Care, prior to the approval by HCR's stockholders of the HCR Voting Proposal, or by HCR, prior to approval by Manor Care's stockholders of the Manor Care Voting Proposal, if, as a result of a Superior Proposal received by such party from a Third Party, the Board of Directors of such party determines in good faith, following consultation with outside legal counsel, that failing to accept such Superior Proposal would constitute a breach by the Board of Directors of such party of its fiduciary duties to its stockholders under applicable law; provided, however, that no termination shall be effective pursuant to this Section 9.1(h) under circumstances in which a termination fee is payable by the terminating party pursuant to Sections 9.3(c) or (e), unless concurrently with such termination, such fees are paid in full by the terminating party in accordance with such Sections.

     9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Manor Care, HCR, Merger Sub or their respective officers, directors, stockholders or affiliates, except, in the case of HCR, Manor Care or Merger Sub, as set forth in Section 9.3 or in the case of a willful breach of this Agreement or the Stock Option Agreements; provided that, the provisions of Section 9.3 of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

     9.3. Fees and Expenses.

     (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) [OMITTED]

     (c) HCR shall pay Manor Care a termination fee of $70 million concurrently upon the earliest to occur of the following events:

          (i) the termination of this Agreement by Manor Care pursuant to
     Section 9.1(d), but only if a proposal for an Alternative Transaction involving HCR shall have been made prior to the HCR Stockholders' Meeting and either an Alternative Transaction with HCR is entered into, or an Alternative Transaction with HCR is consummated, within eighteen months of such termination ;

          (ii) the termination of this Agreement by Manor Care pursuant to
     Section 9.1(e); or

          (iii) the termination of this Agreement by HCR pursuant to Section 9.1(h).

     Notwithstanding the foregoing, if and to the extent that Manor Care has purchased shares of HCR Common Stock pursuant to the HCR Stock Option Agreement prior to the date of payment under this Section 9.3(c), the amount payable to Manor Care under this Section 9.3(c), together with (i) (x) the amount received by Manor Care pursuant to HCR's repurchase of shares (as defined in the HCR Stock Option Agreement) pursuant to Section 7 of the HCR Stock Option Agreement, less Manor Care's purchase price for such shares, and (ii) (x) the net cash amounts received by Manor Care pursuant to the sale of shares (or any other securities into which such shares are converted or exchanged) prior to the date of payment under this Section 9.3(c) to any unaffiliated party, less (y) Manor Care's purchase price for such shares, shall not exceed $70 million.

     HCR's payment of (i) a termination fee and (ii) amounts, if any, payable pursuant to the HCR Stock Option Agreement pursuant to this subsection shall be the sole and exclusive remedy of Manor Care against HCR and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by HCR.

     (d) [OMITTED]

     (e) Manor Care shall pay HCR a termination fee of $100 million concurrently upon the earliest to occur of the following events:

          (i) the termination of this Agreement by HCR pursuant to Section 9.1(d), but only if a proposal for an Alternative Transaction involving Manor Care shall have been made prior to the Manor Care Stockholders' Meeting and either an Alternative Transaction with Manor Care is entered into, or an Alternative Transaction with Manor Care is consummated, within eighteen months of such termination (or in the case of the Restructuring Transactions, or transactions in whole or in part similar thereto, twelve months);

          (ii) the termination of this Agreement by HCR pursuant to Section 9.1(f); or

          (iii) the termination of this Agreement by Manor Care pursuant to
     Section 9.1(h).

     Notwithstanding the foregoing, if and to the extent that HCR has purchased shares of Manor Care Common Stock pursuant to the Manor Care Stock Option Agreement prior to the date of payment this under Section 9.3(e), the amount payable to HCR under this Section 9.3(e), together with (i) (x) the amount received by HCR pursuant to Manor Care's repurchase of shares (as defined in the Manor Care Stock Option Agreement) pursuant to Section 7 of the Manor Care Stock Option Agreement, less HCR's purchase price for such shares, and (ii) (x) the net cash amounts received by HCR pursuant to the sale of shares (or any other securities into which such shares are converted or exchanged) prior to the date of payment under this

Section 9.3(e) to any unaffiliated party, less (y) HCR's purchase price for such shares, shall not exceed $100 million.

     Manor Care's payment of (i) a termination fee and (ii) amounts, if any, payable pursuant to the Manor Care Stock Option Agreement pursuant to this subsection shall be the sole and exclusive remedy of HCR against Manor Care and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by Manor Care.

     (f) [OMITTED]

     (g) As used in this Agreement, "Alternative Transaction" means any of (i) a transaction pursuant to which any person or group other than Manor Care or HCR or their respective affiliates (a "Third Party"), acquires beneficial ownership of more than 35% of the outstanding shares of HCR Common Stock or Manor Care Common Stock, as the case may be, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Manor Care or HCR pursuant to which any Third Party acquires beneficial ownership of more than 35% of the outstanding shares of HCR Common Stock or Manor Care Common Stock, as the case may be, or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Manor Care or HCR, and the entity surviving any merger or business combination including any of them) of Manor Care or HCR having a fair market value (as determined by the Board of Directors of Manor Care or HCR, as the case may be, in good faith) equal to more than a majority of the fair market value of all the assets of Manor Care or HCR, as the case may be, and their respective Subsidiaries, taken as a whole, immediately prior to such transaction, (iv) Manor Care and/or its affiliates shall acquire in the aggregate 35% or more of the Manor Care Common Stock held by the Key Stockholders on the date hereof, (v) the Restructuring Transactions or transactions in whole or substantial part similar thereto, (vi) any other merger, share issuance, business combination, consolidation or other similar transaction pursuant to which 40% or more of the directors of Manor Care or HCR in office on the date hereof cease to be directors thereof or the directors thereof on the date hereof shall cease to constitute at least 60% of the directors thereof, or (vii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                                   ARTICLE X.

                            MISCELLANEOUS PROVISIONS

     10.1. Termination of Representations and Warranties. The representations and warranties set forth in this Agreement (including those set forth in the Manor Care and HCR Disclosure Schedules) or in any certificate furnished under this Agreement shall not survive the Effective Time.

     10.2. Amendment and Modification. To the extent permitted by applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of the parties at any time before the Effective Time with respect to any of the terms contained herein, except that after the Manor Care Stockholders' Meeting, the amount and form of the merger consideration shall not be altered without the approval of the stockholders of Manor Care.

     10.3. Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement, or condition herein, to the extent legally allowed, may be waived in writing by the other, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.3.

     10.4. Press Releases and Public Announcements.

     (a) HCR and Manor Care shall agree on the form and content of the initial press release and Forms 8-K, if any, regarding the transactions contemplated hereby.

     (b) In addition to the foregoing, neither HCR nor Manor Care may issue any press release or make any public disclosure relating to the subject matter of this Agreement without prior written approval of the other party; provided, however, that each of Manor Care and HCR may make any public disclosure it believes in good faith is required by applicable law, SEC regulations or any listing or trading agreement concerning its publicly traded securities after consultation with the other party regarding the form and content of the disclosure before making such disclosure.

     10.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) If to HCR or Merger Sub:

         One SeaGate
         Toledo, OH 43604-2616
         Attention: R. Jeffrey Bixler

     with a copy to:

         Latham & Watkins
         233 South Wacker Drive
         Sears Tower, Suite 5800
         Chicago, IL 60606
         Attention: Mark D. Gerstein

     (b) If to Manor Care, Inc.:

         11555 Darnestown Road
         Gaithersburg, MD 20878-3200
         Attention: James H. Rempe

     with a copy to:

         Cahill Gordon & Reindel
         80 Pine Street
         New York, NY 10005
         Attention: W. Leslie Duffy

     10.6. Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties. Except for the provisions of Sections 8.2, 8.3, and 8.4, this Agreement is not intended to confer upon any other person except the parties any rights or remedies hereunder.

     10.7. Interpretation; Glossary. As used in this Agreement, unless otherwise defined, (i) the term "including" means "including without limitation"; (ii) the term "person" means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an incorporated organization and a government or any department or agency thereof; (iii) the term "affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act; (iv) the phrase "business day" means any day other than a Saturday, Sunday or a day that is a statutory holiday under the laws of the United States or the State of Delaware;
(v) all dollar amounts are expressed in United States funds; (vi) the phrase "to the knowledge of a party" or any similar phrase means the actual knowledge of one or more of the executive officers of the party; (vii) as used with respect to Manor Care or HCR, as the case may be, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all changes or effects that have occurred before the determination of the occurrence of the Material Adverse Effect, has had or is reasonably likely to have a material adverse effect on the business, operations, results of operations, properties, or financial condition of the party and its Subsidiaries taken as a whole; (viii) "Anticipated Change" means the implementation of the prospective payment system as the principal reimbursement method under the Medicare Program for skilled nursing homes. Definitions of other terms used in this Agreement may be found as indicated below:

             DEFINED TERM                       LOCATION OF DEFINITION
             ------------                       ----------------------
"Acquisition Corporation".............. Section 4.1(a)
"Acquisition Proposal"................. Section 6.1(a)
"Agreement"............................ Preamble
"Alternative Transaction".............. Section 9.3(g)
"Ancillary Agreements"................. Seventh Recital
"Anticipated Change"................... Section 10.7
"Benefit Plan"......................... Section 4.1(o)(i)
"CERCLA"............................... Section 4.1(p)(i)(A)
"Certificate of Merger"................ Section 1.1
"Certificates"......................... Section 2.2(b)
"Chase"................................ Section 4.2(n)
"Closing".............................. Section 3.1
"Closing Date"......................... Section 3.1
"Code"................................. Fourth Recital
"CON".................................. Section 4.1(m)(i)
"Cost Reports"......................... Section 4.1(m)(ii)
"DGCL"................................. Section 1.1
"Effective Time"....................... Section 1.1
"Environmental Law".................... Section 4.1(p)(i)(A)
"ERISA"................................ Section 4.1(o)(i)
"ERISA Affiliate"...................... Section 4.1(o)(vi) and Section
                                        4.2(o)(vi),   respectively
"Exchange Act"......................... Section 4.1(d)
"Exchange Agent"....................... Section 2.2(a)
"Exchange Fund"........................ Section 2.2(a)
"Exchange Ratio"....................... Section 2.1(c)
"Facility"............................. Section 4.1(m)(i)
"GAAP"................................. Section 4.1(e)(ii)
"Genesis".............................. Section 4.1(a)
"Government Entity".................... Section 4.1(d)
"Hazardous Substance".................. Section 4.1(p)(i)(B)
"HCR".................................. Preamble
"HCR Affiliate Agreement".............. Section 6.8(b)
"HCR Agreement"........................ Section 4.2(b)
"HCR Award"............................ Section 4.2(b)
"HCR Bylaw Amendment".................. Section 6.4
"HCR Common Stock"..................... Section 2.1(b)
"HCR Director"......................... Section 6.18(a)
"HCR Disclosure Schedule".............. Section 4.2
"HCR Employee Plan".................... Section 4.2(o)(i)
"HCR Material Contracts"............... Section 4.2(e)(i)
"HCR Option"........................... Section 4.2(b)
"HCR Rights"........................... Section 4.2(b)

             DEFINED TERM                       LOCATION OF DEFINITION
             ------------                       ----------------------
"HCR SEC Report"....................... Section 4.2(e)(i)
"HCR Stock Issuance"................... Section 6.4(a)
"HCR Stockholders' Meeting"............ Section 6.2(a)
"HCR Voting Proposal".................. Section 6.4(a)
"HSR Act".............................. Section 4.1(d)
"IHH".................................. Section 4.1(a)
"Joint Proxy Statement"................ Section 6.2(a)
"Key Stockholders"..................... Sixth Recital
"liens"................................ Section 4.1(i)
"Manor Care"........................... Preamble
"Manor Care Affiliate Agreement"....... Section 6.8(a)
"Manor Care Award"..................... Section 4.1(b)
"Manor Care Common Stock".............. Section 2.1(b)
"Manor Care Director".................. Section 6.18(a)
"Manor Care Disclosure Schedule"....... Section 4.1
"Manor Care Employee Plan"............. Section 4.1(o)(i)
"Manor Care Incentive Plan"............ Section 6.10(d)
"Manor Care Material Contracts"........ Section 4.1(j)(i)
"Manor Care Option".................... Section 4.1(b)
"Manor Care Rights".................... Section 4.1(b)
"Manor Care Rights Agreement".......... Section 4.1(b)
"Manor Care SEC Report"................ Section 4.1(e)(i)
"Manor Care Stockholders' Meeting"..... Section 6.2(a)
"Material Adverse Effect".............. Section 10.7
"MBCA"................................. Section 7.2(g)
"Medicare and Medicaid Programs"....... Section 4.1(m)(i)
"Merger"............................... Second Recital
"Merger Sub"........................... Preamble
"Outside Date"......................... Section 9.1(b)
"Pension Plan"......................... Section 4.1(o)(i)
"Proprietary Rights"................... Section 4.1(k)
"PRP Notices".......................... Section 4.1(p)(v)
"Public Subsidiaries".................. Section 4.1(b)
"Public Subsidiary SEC Reports"........ Section 4.1(e)(i)
"Registration Statement"............... Section 6.2(a)
"Regulations".......................... Section 4.1(m)(i)
"Restructuring Transactions"........... Section 4.1(aa)
"SBC Warburg Dillon Read".............. Section 4.1(n)
"SEC".................................. Section 4.1(d)
"Second Meeting"....................... Section 6.18(a)
"Securities Act"....................... Section 4.1(e)(i)
"Seller SEC Reports"................... Section 4.1(e)(i)
"Series A Preferred Stock"............. Section 4.1(b)
"Significant Subsidiary"............... Section 6.1(a)
"Social Security Act".................. Section 4.1(m)(i)
"Stock Option Agreement"............... Seventh Recital
"Subsidiaries"......................... Section 4.1(a)
"Subsidiary"........................... Section 4.1(a)
"Superior Proposal".................... Section 6.1(a)
"Surviving Corporation"................ Section 1.2
"Tax Returns".......................... Section 4.1(h)(i)

             DEFINED TERM                       LOCATION OF DEFINITION
             ------------                       ----------------------
"Taxes"................................ Section 4.1(h)(i)
"Third Party".......................... Section 9.3(g)
"Vitalink"............................. Section 4.1(a)
"Vitalink Merger Agreement"............ Section 4.1(a)
"Vitalink Transaction"................. Section 4.1(a)
"Voting Agreement"..................... Sixth Recital
"Welfare Plan"......................... Section 4.1(o)(i)

     10.8. Governing Law. The Laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any suit, action or proceeding by a party hereto with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may be brought in any state or federal court of competent jurisdiction in the State of Delaware, and each party hereto hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. By the execution and delivery of this Agreement, (i) HCR and Merger Sub each appoints The Corporation Trust Company, at its office in Wilmington, Delaware, as its agent upon which process may be served in any such suit, action or proceeding and (ii) Manor Care appoints CSC/The United States Corporation Company in Wilmington, Delaware as its agent upon which process may be served in any such suit, action or proceeding. Service of process upon such agent, together with notice of such service given to a party hereto in the manner provided in Section 10.5 hereof, shall be deemed in every respect effective service of process upon it in any suit, action or proceeding. Nothing herein shall in any way be deemed to limit the ability of a party hereto to serve any such writs, process or summonses in any other manner permitted by applicable Law. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any state or federal court of competent jurisdiction in the State of Delaware, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. No suit, action or proceeding against a party hereto with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of Delaware, and each party hereto hereby irrevocably waives any right which it may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority.

     10.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.10. Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not affect the interpretation of this Agreement.

     10.11. Entire Agreement. This Agreement, including the Manor Care and HCR Disclosure Schedules, the exhibits hereto, the Ancillary Agreements and the Confidentiality Agreements described in Section 6.14, embody the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersede all prior agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the parties, other than those expressly set forth or referred to in this Agreement or the Confidentiality Agreements.

     10.12. Severability. If any term, provision, covenant, agreement, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, agreements, and restrictions of this Agreement shall continue in full force and effect and will in no way be affected, impaired, or invalidated.

     10.13. Equitable Remedies. The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required.

     10.14. Disclosure Schedules. The Manor Care Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Article IV hereof and the disclosure in any paragraph shall qualify other paragraphs in Article IV hereof only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs. The HCR Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in
Article IV hereof and the disclosure in any paragraph shall qualify other paragraphs in Article IV hereof only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

     IN WITNESS WHEREOF, the parties execute and deliver this Agreement as of the date first above written.

                                          MANOR CARE, INC.

                                          By: /s/ JAMES H. REMPE
                                            ------------------------------------
                                            A duly authorized signatory

                                          HEALTH CARE AND RETIREMENT
                                          CORPORATION

                                          By: /s/ R. JEFFREY BIXLER
                                            ------------------------------------
                                            A duly authorized signatory

                                          CATERA ACQUISITION CORP.

                                          By: /s/ R. JEFFREY BIXLER
                                            ------------------------------------
                                            A duly authorized signatory